EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION
BY AND BETWEEN
BCB BANCORP, INC.
AND
IA BANCORP, INC.
Dated as of June 7, 2017

TABLE OF CONTENTS

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER
1.1 Merger	1
1.2 Time and Place of Closing	1
1.3 Effective Time	2
1.4 Charter	2
1.5 Bylaws	2
1.6 Directors and Officers	2
1.7 Bank Merger	2

ARTICLE 2 MANNER OF CONVERTING SHARES
2.1 Conversion of Shares	3
2.2 Proration	5
2.3 Anti-Dilution Provisions	6
2.4 Treatment of IAB Equity Awards	7
2.5 Shares Held by IAB or BCB	7
2.6 Fractional Shares	7

ARTICLE 3 EXCHANGE OF SHARES
3.1 Election Procedures	7
3.2 Exchange Procedures	9

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF IAB
4.1 Organization, Standing, and Power	11
4.2 Authority of IAB; No Breach By Agreement	11
4.3 Capitalization of IAB	12
4.4 Capitalization of IAB Bank	13
4.5 IAB Subsidiaries	14
4.6 Regulatory Reports	14
4.7 Financial Matters	14
4.8 Absence of Undisclosed Liabilities	15
4.9 Absence of Certain Changes or Events	15
4.10 Tax Matters	15
4.11 Assets	16
4.12 Intellectual Property; Privacy	17
4.13 Environmental Matters	17
4.14 Compliance with Laws	18
4.15 Community Reinvestment Act Compliance	19
4.16 Foreign Corrupt Practices	19
4.17 Labor Relations	19
4.18 Employee Benefit Plans	21
4.19 Material Contracts	23
4.20 Agreements with Regulatory Authorities	24
4.21 Investment Securities	25
4.22 Derivative Instruments and Transactions	25
4.23 Legal Proceedings	25
4.24 Statements True and Correct	26
4.25 State Takeover Statutes and Takeover Provisions	26
4.26 Opinion of Financial Advisor	26
4.27 Tax and Regulatory Matters	27
4.28 Loan Matters	27
4.29 Deposits	28
4.30 Allowance for Loan and Lease Losses	28
4.31 Insurance	28
4.32 OFAC	29
4.33 Brokers and Finders	29
4.34 Transactions with Affiliates	29
4.35 Investment Adviser Subsidiary	29
4.36 No Broker-Dealer Subsidiary	29
4.37 No Insurance Subsidiary	30

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BCB
5.1 The Standard	30
5.2 Organization, Standing, and Power	30
5.3 Authority; No Breach By Agreement	30
5.4 Capital Stock	31
5.5 SEC Filings; Financial Statements	31
5.6 Absence of Undisclosed Liabilities	32
5.7 Absence of Certain Changes or Events	33
5.8 Tax Matters	33
5.9 Compliance with Laws	33
5.10 Legal Proceedings	34
5.11 Reports	34
5.12 Statements True and Correct	34
5.13 Tax and Regulatory Matters	35
5.14 Ownership of IAB Common Stock	35
5.15 Brokers and Finders	35

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION
6.1 Affirmative Covenants of IAB	35
6.2 Negative Covenants of IAB	36
6.3 Covenants of BCB	39
6.4 Reports	40

ARTICLE 7 ADDITIONAL AGREEMENTS
7.1 Registration Statement; Proxy Statement; Shareholder Approval	40
7.2 Acquisition Proposals	41
7.3 Exchange Listing	43
7.4 Consents of Regulatory Authorities	43
7.5 Investigation and Confidentiality	44
7.6 Press Releases	44
7.7 Tax Treatment	45
7.8 Employee Benefits	45
7.9 Indemnification	47
7.10 Operating Functions	49
7.11 Shareholder Litigation	49
7.12 Legal Conditions to Merger	49
7.13 Dividends	49
7.14 Change of Method	50
7.15 Takeover Laws	50
7.16 Closing Financial Statements	50
7.17 Corporate Governance	51

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
8.1 Conditions to Obligations of Each Party	51
8.2 Conditions to Obligations of BCB	52
8.3 Conditions to Obligations of IAB	53

ARTICLE 9 TERMINATION
9.1 Termination	54
9.2 Effect of Termination	56
9.3 Non-Survival of Representations and Covenants	56

ARTICLE 10 MISCELLANEOUS
10.1 Definitions	57
10.2 Referenced Pages	65
10.3 Expenses	67
10.4 Entire Agreement; Third Party Beneficiaries	68
10.5 Amendments	68
10.6 Waivers	68
10.7 Assignment	69
10.8 Notices	69
10.9 Governing Law; Jurisdiction; Waiver of Jury Trial	69
10.10 Counterparts; Signatures	69
10.11 Captions; Articles and Sections	69
10.12 Interpretations	70
10.13 Enforcement of Agreement	70
10.14 Severability	70
10.15 Disclosure	70
10.16 Delivery by Facsimile or Electronic Transmission	70

Exhibits

Exhibit A Subsidiary Plan of Merger

Exhibit B Form of Voting Agreement

Exhibit C Terms of BCB Series E Noncumulative Perpetual Preferred Stock and BCB Series F Noncumulative Perpetual Preferred Stock

iii

AGREEMENT AND PLAN OF REORGANIZATION
THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of June 7, 2017, by and between BCB Bancorp, Inc. ("BCB"), a New Jersey corporation, and IA Bancorp, Inc. ("IAB"), a New Jersey corporation.
Preamble
The respective boards of directors of IAB and BCB have approved this Agreement and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Parties to this Agreement and their respective stockholders.  Each of the directors and officers of IAB have delivered to BCB a voting agreement dated as of the date hereof in the form attached hereto as Exhibit B. This Agreement provides for the acquisition of IAB by BCB pursuant to the merger of IAB with and into BCB with BCB surviving as the surviving corporation.  At the effective time of such Merger, the outstanding shares of the common stock of IAB shall be converted into the right to receive a combination of cash and shares of common stock of BCB, and the outstanding shares of preferred stock of IAB shall be converted into the right to receive shares of preferred stock of BCB, subject to the terms and conditions set forth herein. The transactions described in this Agreement are subject to the approvals of the shareholders of IAB and applicable regulatory authorities and the satisfaction of certain other conditions described in this Agreement.  It is the intention of the Parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and this Agreement is intended to be and is adopted as a "plan of reorganization" for purposes of Sections 354 and 361 of the Internal Revenue Code.
Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1 of this Agreement.
NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:
ARTICLE 1
 TRANSACTIONS AND TERMS OF MERGER
1.1 Merger.
Subject to the terms and conditions of this Agreement, at the Effective Time, IAB shall be merged with and into BCB in accordance with the provisions of the New Jersey Business Corporation Act (the "NJBCA"), as applicable, with the effects set forth in the NJBCA (the "Merger").  BCB shall be the Surviving Corporation resulting from the Merger, and shall succeed to and assume all the rights and obligations of IAB in accordance with the NJBCA. Upon consummation of the Merger the separate corporate existence of IAB shall terminate.  The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective boards of directors of IAB and BCB.
1.2 Time and Place of Closing.
The closing of the transactions contemplated hereby (the "Closing") will take place at 10:00 A.M., Eastern Time, on the date that the Effective Time occurs, or at such other date and time as the Parties, acting through their authorized officers, may mutually agree in writing.  The Closing shall be held at the offices of Covington & Burling LLP, located at One CityCenter, 850 Tenth Street, NW, Washington, DC 20001, unless another location is mutually agreed upon by the Parties.

1.3 Effective Time.
The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time specified in the certificate of merger to be filed with the Division of Revenue of the State of New Jersey (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur on the third Business Day following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing).
1.4 Charter.
The certificate of incorporation of BCB in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed.
1.5 Bylaws.
The bylaws of BCB in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.
1.6 Directors and Officers.
The directors of BCB in office immediately prior to the Effective Time, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.
The officers of BCB in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.
1.7 Bank Merger.
Simultaneously with the Merger, Indus-American Bank, a New Jersey chartered bank and a wholly owned IAB Subsidiary ("IAB Bank"), will merge (the "Bank Merger") with and into BCB Community Bank, a New Jersey chartered bank and wholly owned BCB Subsidiary ("BCB Bank"). BCB Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the name "BCB Community Bank" and, following the Bank Merger, the separate corporate existence of IAB Bank shall terminate. The Parties agree that the Bank Merger shall become effective simultaneously with the Effective Time. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, attached as Exhibit A hereto (the "Subsidiary Plan of Merger").  In order to obtain the necessary regulatory approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for regulatory approval of the Bank Merger: (i) IAB shall cause IAB Bank to approve the Subsidiary Plan of Merger; IAB, as the sole shareholder of IAB Bank, shall approve the Subsidiary Plan of Merger, and IAB shall cause the Subsidiary Plan of Merger to be duly executed by IAB Bank and delivered to BCB; (ii) BCB shall cause BCB Bank to approve the Subsidiary Plan of Merger; BCB, as the sole stockholder of BCB Bank, shall approve the Subsidiary Plan of Merger; (iii) BCB shall cause BCB Bank to duly execute and deliver the Subsidiary Plan of Merger to IAB. Prior to the Effective Time, IAB shall cause IAB Bank; and (iv) BCB shall cause BCB Bank, to execute such articles of combination, required merger certificates, and such other documents and certificates as are necessary to make the Bank Merger effective simultaneously with the Effective Time.

ARTICLE 2
 MANNER OF CONVERTING SHARES
2.1 Conversion of Shares.
Subject to the provisions of this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of BCB, IAB or the stockholders of either of the foregoing, the shares of the consolidated corporations shall be converted as follows:
(a) Each share of capital stock of BCB issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.
(b) Each share of IAB Common Stock issued and outstanding immediately prior to the Effective Time that is held by IAB, any wholly owned IAB Subsidiary, by BCB or any BCB Subsidiary (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the "Canceled Shares") shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.
(c) Subject to Section 2.1(h) and Section 2.2, each share of IAB Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares) shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in Article 3 into the right to receive the following consideration from BCB (collectively, the "Merger Consideration"), in each case without interest:
(i)
for each share of IAB Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to Article 3 (a "Cash Election" and such shares collectively, the "Cash Election Shares"), the right to receive from BCB an amount in cash (the "Cash Consideration") equal to the Per Share Cash Amount;

(ii)
for each share of IAB Common Stock with respect to which an election to receive BCB Common Stock has been effectively made and not revoked or deemed revoked pursuant to Article 3 (a "Stock Election" and such shares collectively, the "Stock Election Shares") the right to receive from BCB 0.189 (the "Exchange Ratio") shares of BCB Common Stock (the "Stock Consideration"); and

(iii)	for each share of IAB Common Stock other than Cash Election Shares and Stock Election Shares (collectively, the "Non-Electing Shares"), the right to receive from BCB the Stock Consideration.
(d) Subject to the other provisions of this Section 2.1, upon consummation of the Merger at the Effective Time, by virtue of the Merger each share of IAB Series C Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of BCB Series E Noncumulative Perpetual Preferred Stock, par value $0.01 per share ("BCB Series E Preferred Stock"), having the terms and conditions set forth on Exhibit C hereto, subject to adjustment if the Exchange Ratio is adjusted pursuant to Section 2.1(h). All shares of IAB Series C Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive an equal number of shares of the BCB Series E Preferred Stock. The holders of certificates previously evidencing shares of IAB Series C Preferred Stock, outstanding immediately prior to the Effective Time, shall cease to have any rights with respect to such shares of IAB Series C Preferred Stock except as otherwise provided herein or by law. Such certificates previously evidencing shares of IAB Series C Preferred Stock shall be exchanged for certificates evidencing whole shares of BCB Series E Preferred Stock issued in consideration therefor. Each share of IAB Series C Preferred Stock held in the treasury of IAB and each share of IAB Series C Preferred Stock owned by any wholly owned IAB Subsidiary immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(e) Subject to the other provisions of this Section 2.1, upon consummation of the Merger at the Effective Time, by virtue of the Merger each share of IAB Series D Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of BCB Series F Noncumulative Perpetual Convertible Preferred Stock, par value $0.01 per share ("BCB Series F Preferred Stock"), having the terms and conditions set forth on Exhibit C hereto, subject to adjustment if the Exchange Ratio is adjusted pursuant to Section 2.1(h). All shares of IAB Series D Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive an equal number of shares of the BCB Series F Preferred Stock. The holders of certificates previously evidencing shares of IAB Series D Preferred Stock, outstanding immediately prior to the Effective Time, shall cease to have any rights with respect to such shares of IAB Series D Preferred Stock except as otherwise provided herein or by law. Such certificates previously evidencing shares of IAB Series D Preferred Stock shall be exchanged for certificates evidencing whole shares of BCB Series F Preferred Stock issued in consideration therefor. Each share of IAB Series D Preferred Stock held in the treasury of IAB and each share of IAB Series D Preferred Stock owned by any wholly owned IAB Subsidiary immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.
(f) All shares of IAB Common Stock, when so converted pursuant to Section 2.1(c), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or book-entry share (each a "Certificate") registered in the transfer books of IAB that immediately prior to the Effective Time represented shares of IAB Common Stock shall cease to have any rights with respect to such IAB Common Stock other than the right to receive the Merger Consideration in accordance with Article 3, including the right, if any, to receive, pursuant to Section 2.6, cash in lieu of fractional shares of BCB Common Stock into which such shares of IAB Common Stock have been converted, together with the amounts, if any, payable pursuant to Section 3.2(d).
(g) Without limiting the other provisions of this Agreement and subject to Sections 6.2(d) and 6.2(e), if at any time during the period between the date of this Agreement and the Effective Time, IAB should split, combine or otherwise reclassify the shares of IAB Common Stock, or make a dividend or other distribution in shares of IAB Common Stock (including any dividend or other distribution of securities convertible into IAB Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of BCB hereunder), the Merger Consideration (including the Exchange Ratio and the Cash Consideration) shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change.

(h) Notwithstanding the foregoing, in the event IAB Bank's tangible common equity (as determined in accordance with Section 7.16(b) and as reflected in the Closing Financial Statements (the "Closing Tangible Common Equity")) is less than $18,500,000, the Per Share Cash Amount and the Exchange Ratio shall be determined as follows:
(i)
the Per Share Cash Amount will be reduced by an amount equal to the quotient obtained by dividing (A) the difference between (1) $18,500,000 and (2) the Closing Tangible Common Equity, by (B) the Outstanding Shares Number, rounded to the nearest cent.

(ii)	the Exchange Ratio shall be the difference between (A) 0.189 minus (B) the quotient obtained by dividing the Change in Tangible Common Equity Per Share by the Reference Price.
2.2 Proration.
(a) Notwithstanding any other provision contained in this Agreement, the maximum aggregate amount of Cash Consideration that holders of IAB Common Stock shall be entitled to receive pursuant to this Article 2, shall be $2,549,709 (the "Cash Value"), as such Cash Value may be proportionately reduced in the event the Per Share Cash Amount is adjusted pursuant to Section 2.1(h).
(b) Within seven Business Days after the Closing Date, the Exchange Agent shall effect the allocation among holders of IAB Common Stock of rights to receive the Cash Consideration or Stock Consideration in accordance with the Forms of Election and as set forth in this Section 2.2.
(c) Maximum Cash Consideration Undersubscribed. If the number of Cash Election Shares times the Per Share Cash Amount is less than the Cash Value, then:
(i)	all Cash Election Shares shall be converted into the right to receive the Cash Consideration;
(ii)
Non-Electing Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Cash Amount equal to the Cash Value. If less than all of the Non-Electing Shares need to be treated as Cash Election Shares as provided in this clause (ii), then the Exchange Agent shall convert on a pro rata basis, as described in Section 2.2(f), a sufficient number of Non-Electing Shares to Cash Election Shares, and all remaining Non-Electing Shares to Stock Election Shares;

(iii)
if all of the Non-Electing Shares are converted to Cash Election Shares under Section 2.2(c)(ii) and the total number of Cash Election Shares times the Per Share Cash Amount is less than the Cash Value, then the Exchange Agent shall convert on a pro rata basis, as described in Section 2.2(f), a sufficient number of Stock Election Shares into Cash Election Shares ("Reallocated Cash Shares") such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Amount equals the Cash Value, and all Reallocated Cash Shares will be converted into the right to receive the Cash Consideration; and

(iv)	the Stock Election Shares that are not Reallocated Cash Shares shall be converted into the right to receive the Stock Consideration.
(d) Maximum Cash Consideration Oversubscribed. If the number of Cash Election Shares times the Per Share Cash Amount is greater than the Cash Value, then:
(i)	all Stock Election Shares and all Non-Electing Shares shall be converted into the right to receive the Stock Consideration;
(ii)
the Exchange Agent shall convert on a pro rata basis, as described in Section 2.2(f), a sufficient number of Cash Election Shares into Stock Election Shares ("Reallocated Stock Shares") such that the number of remaining Cash Election Shares times the Per Share Cash Amount equals the Cash Value, and all Reallocated Stock Shares shall be converted into the right to receive the Stock Consideration; and

(iii)	the Cash Election Shares that are not Reallocated Stock Shares shall be converted into the right to receive the Cash Consideration.

(e) Maximum Cash Consideration Satisfied. If the number of Cash Election Shares times the Per Share Cash Amount is equal to the Cash Value, then subparagraphs (c) and (d) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Cash Consideration and all Non-Electing Shares and all Stock Election Shares shall be converted into the right to receive the Stock Consideration.
(f) Pro Rata Reallocations. In the event that the Exchange Agent is required pursuant to Section 2.2(c)(iii) hereof to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares (based upon the number of Stock Election Shares held) shall be allocated a pro rata portion of the total Reallocated Cash Shares, based on the percentage of the total number of Stock Election Shares held by such holder. In the event the Exchange Agent is required pursuant to Section 2.2(d)(ii) hereof to convert some Cash Election Shares (based upon the number of Cash Election Shares held) into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares, based on the percentage of the total number of Cash Election Shares held by such holder.
(g) Tax Amendments. If, in the judgment of legal counsel to BCB, the application of the provisions of Section 2.2(c) or (d) may reasonably create material and adverse tax consequences to BCB, IAB or IAB's shareholders, then the Parties agree to mutually cooperate to amend or remove these provisions or otherwise mitigate any such material and adverse consequences, so long as such amendment, removal or mitigation is not prejudicial to the interests of the shareholders of IAB.
2.3 Anti-Dilution Provisions.
In the event BCB changes the number of shares of BCB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the  Exchange Ratio shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change.

2.4 Treatment of IAB Equity Awards.
(a) Except as set forth in this Agreement, at the Effective Time, each option granted by IAB to purchase shares of IAB Common Stock under an IAB Stock Option Plan that is unexpired, unexercised and outstanding immediately prior to the Effective Time (a "IAB Stock Option"), whether vested or unvested, shall be canceled and converted into the right to receive from BCB a cash payment equal to the difference, if positive, between the Per Share Cash Amount and the exercise price of the IAB Stock Option.  Any IAB Stock Option with an exercise price that equals or exceeds the Per Share Cash Amount shall be canceled and extinguished at the Effective Time with no consideration being paid to the option holder with respect to such IAB Stock Option.
(b) Prior to the Effective Time, IAB, the board of directors of IAB and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 2.4, including using reasonable best efforts to obtain a termination and release agreement, in form and substance satisfactory to BCB, from each holder of a IAB Stock Option.
2.5 Shares Held by IAB or BCB.
Each Canceled Share shall automatically be canceled and retired and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor.
2.6 Fractional Shares.
No certificate or scrip representing fractional shares of BCB Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of BCB shall relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of BCB.  Notwithstanding any other provision of this Agreement, each holder of shares of IAB Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of BCB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash rounded up to the nearest cent (without interest) in an amount equal to such fractional part of a share of BCB Common Stock that such holder of shares of IAB Common Stock would otherwise have been entitled multiplied by the Per Share Cash Amount.  No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.
ARTICLE 3
 EXCHANGE OF SHARES
3.1 Election Procedures.
Subject to the terms of the Exchange Agent Agreement, each holder of record of shares of IAB Common Stock issued and outstanding immediately prior to the Effective Time (a "Holder") shall have the right, subject to the limitations set forth in this Article 3, to submit an election on or prior to the Election Deadline in accordance with the following procedures:
(a) Each Holder may specify in a request made in accordance with the provisions of this Section 3.1 (herein called an "Election") (i) the number of shares of IAB Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election (ii) the number of shares of IAB Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election or (iii) the number of shares of IAB Common Stock owned by such Holder with respect to which such Holder makes no election.

(b) BCB shall prepare a form reasonably acceptable to IAB (the "Form of Election") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) so as to permit those holders to exercise their right to make an Election prior to the Election Deadline.
(c) Prior to the Mailing Date, BCB shall appoint an exchange agent reasonably acceptable to IAB (the "Exchange Agent"), for the purpose of receiving Elections and exchanging shares of IAB Common Stock represented by Certificates for Merger Consideration, pursuant to an exchange agent agreement entered into prior to the Mailing Date (the "Exchange Agent Agreement"). The Form of Election and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration shall be mailed no more than 40 Business Days and no less than 20 Business Days prior to the anticipated Closing Date or on such other date as BCB and IAB shall mutually agree (the "Mailing Date") to each Holder of record of a Certificate, in such form as IAB and BCB may reasonably agree. Subject to the terms of the Exchange Agent Agreement, any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, a Form of Election and related transmittal materials properly completed and validly executed and accompanied by Certificates representing the shares of IAB Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in acceptable form or by an appropriate customary guarantee of delivery of such Certificates, as set forth in such Form of Election, from a firm that is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery with any additional documents specified in the procedures set forth in the Form of Election. Failure to deliver shares of IAB Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by BCB, in its sole and absolute discretion. As used herein, unless otherwise agreed in advance by IAB and BCB, "Election Deadline" means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date that is five Business Days prior to the anticipated Closing Date.  BCB shall issue a press release announcing the date of the Election Deadline not more than 15 Business Days before, and at least five Business Days prior to, the Election Deadline.
(d) Any Holder may, at any time prior to the Election Deadline, change or revoke his, her or its Election only by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of his, her or its Certificates, or of the guarantee of delivery of such Certificates, or any documents, previously deposited with the Exchange Agent. In the event a Form of Election is revoked prior to the Election Deadline, unless a subsequent properly completed Form of Election together with the revoking Holder's Certificates and related transmittal materials is submitted and actually received by the Exchange Agent by the Election Deadline, the shares of IAB Common Stock represented by such revoked Form of Election shall become Non-Electing Shares and BCB shall cause the Certificates to be promptly returned without charge to the Holder revoking such prior Election.  Subject to the terms of the Exchange Agent Agreement and this Agreement, the Exchange Agent shall have reasonable discretion to determine if any Election is not properly made with respect to any shares of IAB Common Stock (neither BCB nor IAB nor the Exchange Agent being under any duty to notify any shareholder of any such defect); in the event the Exchange Agent makes such a determination, such Election shall be deemed to be not in effect, and the shares of IAB Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares, unless a proper Election is thereafter timely made with respect to such shares.  Any shares of IAB Common Stock with respect to which the Exchange Agent has not received an effective, properly completed and validly executed Form of Election, together with the Certificates and related transmittal materials on or before the Election Deadline shall also be deemed Non-Electing Shares.

(e) Subject to the terms of the Exchange Agent Agreement, BCB, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.2, (ii) the issuance and delivery of certificates or, at the option of BCB, evidence of shares in book-entry form issuable pursuant to Section 2.1(c) (collectively referred to as "BCB Certificates") representing the number of shares of BCB Common Stock into which shares of IAB Common Stock are converted into the right to receive in the Merger and (iii) the method of payment of cash for shares of IAB Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of BCB Common Stock.
3.2 Exchange Procedures.
(a) Deposit of Merger Consideration. At or prior to the Effective Time, BCB shall deposit, or shall cause to be deposited, with an exchange agent reasonably acceptable to BCB (the "Exchange Agent"), for the benefit of the Holders, for exchange in accordance with this Article 3: (i) BCB Certificates for shares of BCB Common Stock equal to the aggregate Stock Consideration; and, (ii) immediately available funds equal to the aggregate Cash Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.6) (collectively, the "Exchange Fund"), and BCB shall instruct the Exchange Agent to timely pay the Merger Consideration and cash in lieu of fractional shares, in accordance with this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by BCB or the Surviving Corporation. Interest and other income on the Exchange Fund shall be the sole and exclusive property of BCB and the Surviving Corporation and shall be paid to BCB or the Surviving Corporation, as BCB directs. No investment of the Exchange Fund shall relieve BCB, the Surviving Corporation or the Exchange Agent from making the payments required by this Article 3 and, following any losses from any such investment, BCB shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy BCB's obligations hereunder for the benefit of the Holders, which additional funds will be deemed to be part of the Exchange Fund.
(b) Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time and in any event not later than five Business Days following the Effective Time, the Exchange Agent shall mail to each Holder and that has not theretofore submitted its Certificate with a Form of Election, a notice advising such Holders of the effectiveness of the Merger, including appropriate letter of transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates and instructions for surrendering the Certificates to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an "agent's message" with respect to Certificates that are book-entry shares). Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with the appropriate letter of transmittal materials or Form of Election, as applicable, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, any cash in lieu of fractional shares which such Holder has a right to receive pursuant to Section 2.6, and any dividends or distributions which such Holder has the right to receive, pursuant to Section 3.2(d), with respect to the shares of IAB Common Stock formerly represented by such Certificate, and such Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders of the Certificates on the Merger Consideration or any cash in lieu of fractional shares payable upon the surrender of the Certificates.  Until surrendered as contemplated by Section 2.2 or this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the applicable Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 3.2.

(c) Share Transfer Books. At the Effective Time, the share transfer books of IAB shall be closed, and thereafter there shall be no further registration of transfers of shares of IAB Common Stock. From and after the Effective Time, Holders who held shares of IAB Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration, any cash in lieu of fractional shares (if any) pursuant to Section 2.6, and any dividends or distributions (if any) pursuant to Section 3.2(d) with respect to the shares of IAB Common Stock formerly represented thereby.
(d) Dividends with Respect to BCB Common Stock. No dividends or other distributions declared with respect to BCB Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Certificate with respect to the whole shares of BCB Common Stock issuable with respect to such Certificate in accordance with this Agreement until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the record holder of the whole shares of BCB Common Stock, if any, issued in exchange therefor, without interest: (i) all dividends and other distributions payable in respect of any such whole shares of BCB Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid; and, (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of BCB Common Stock.
(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders on the first anniversary of the Effective Time shall be delivered to BCB, and any former Holders who have not theretofore received any Merger Consideration (including any cash in lieu of fractional shares and any applicable dividends or other distributions with respect to BCB Common Stock) to which they are entitled under this Article 3 shall thereafter, subject to Section 3.2(j), look only to BCB and the Surviving Corporation for payment of their claims with respect thereto.
(f) No Liability. None of BCB, IAB, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder in respect of any cash that would have otherwise been payable in respect of any Certificate from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by Holders immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Regulatory Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
(g) Withholding Rights. Each and any of BCB, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts or property otherwise payable or distributable to any Person pursuant to this Agreement such amounts or property (or portions thereof) as BCB, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of applicable  Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Regulatory Authority by BCB, the Surviving Corporation, or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by BCB, the Surviving Corporation, or the Exchange Agent, as applicable.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article 3.
(i) Change in Name on Certificate. If any BCB Certificate representing shares of BCB Common Stock is to be issued in a name other than that in which the Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a BCB Certificate representing shares of BCB Common Stock in any name other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(j) Rights of Former IAB Stockholders.  If any Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to or such earlier date on which the Merger Consideration would escheat to or become the property of any Regulatory Authority), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of BCB, free and clear of all claims or interest of any Person previously entitled thereto.
ARTICLE 4
 REPRESENTATIONS AND WARRANTIES OF IAB
Except as Previously Disclosed, IAB hereby represents and warrants to BCB as follows:
4.1 Organization, Standing, and Power.
(a) Status of IAB.  IAB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of New Jersey and has the corporate power and authority necessary to carry on its business as now conducted and to own, lease and operate its Assets.  IAB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except where such failure to be so qualified or licensed has not had or would not be reasonably expected to have a Material Adverse Effect.  IAB is duly registered with the Federal Reserve as a bank holding company under the BHC Act.  True, complete and correct copies of the articles of incorporation of IAB and the bylaws of IAB, each as in effect as of the date of this Agreement, have been delivered or made available to BCB.
(b) Status of IAB Bank.  IAB Bank is a direct, wholly owned IAB Subsidiary, is duly organized, validly existing and in good standing under the Laws of the State of New Jersey and has the corporate power and authority to own or lease all of its properties and Assets and to conduct its business in the manner in which its business is now being conducted.  IAB Bank is authorized by the New Jersey  Department of Banking and Insurance ("NJDB") to engage in the business of banking as a New Jersey state commercial bank. IAB Bank is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification except where failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect.  Complete and correct copies of the articles of incorporation and bylaws of IAB Bank, as currently in effect, have been delivered or made available to BCB.
4.2 Authority of IAB; No Breach By Agreement.
(a) Authority.  IAB has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by IAB's shareholders in accordance with this Agreement and NJBCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of IAB (including, approval of, and a determination by all of the members of the board of directors of IAB that this Agreement is advisable and in the best interests of IAB's shareholders), subject to the approval of this Agreement by the holders of a majority of the votes cast by all holders of IAB Common Stock entitled to vote at the Shareholders' Meeting as contemplated by Section 7.1.  The IAB Shareholder Approval is the only approval of IAB shareholders that is necessary to approve this Agreement in accordance with applicable Law and the governing instruments of IAB or any IAB Entity.  Subject to such requisite IAB Shareholder Approval, and assuming the due authorization, execution and delivery by BCB, this Agreement represents a legal, valid, and binding obligation of IAB, enforceable against IAB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(b) No Conflicts.  Neither the execution and delivery of this Agreement by IAB, nor the consummation by IAB of the transactions contemplated hereby, nor compliance by IAB with any of the provisions hereof, will: (i) conflict with or result in a breach of any provision of IAB's articles of incorporation or amended and restated bylaws or articles of incorporation, bylaws or other governing instruments of IAB Bank or any resolution adopted by the board of directors or the shareholders of any IAB Entity; (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any IAB Entity under, any Contract or Permit of any IAB Entity; or, (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any IAB Entity or any of their respective material Assets.

(c) Consents.  Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, the NJBCA, the Laws of the State of New Jersey with respect to IAB Bank, and Consents required from Regulatory Authorities, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by IAB of the Merger and by IAB Bank of the Bank Merger and the other transactions contemplated in this Agreement.
(d) IAB Debt. IAB has no debt that is secured by IAB Bank Common Stock.
4.3 Capitalization of IAB.
(a) Ownership.  The authorized capital stock of IAB consists of (i) 20,000,000 shares of IAB Common Stock, par value $0.10 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.10 per share.  As of the close of business on June 5, 2017, (i) 4,179,851 shares of IAB Common Stock (excluding treasury shares) were issued and outstanding, (ii) no shares of IAB Common Stock were held by IAB in its treasury, (iii) 14,000 shares of IAB Common Stock were reserved for issuance upon the exercise of outstanding IAB Stock Options, (iv) 438,889 shares of IAB preferred stock designated as Series C Preferred Stock were issued and outstanding and (v) 6,465,000 shares of IAB preferred stock designated as Series D Preferred Stock were issued and outstanding. As of the Effective Time, no more than (A) 4,193,851 shares of IAB Common Stock will be issued and outstanding (excluding treasury shares), (B) no shares of IAB Common Stock will be held by IAB in its treasury, (C) no more than 14,000 shares of IAB Common Stock will be reserved for issuance upon the exercise of outstanding IAB Stock Options, (D) 438,889 shares of IAB preferred stock designated as Series C Preferred Stock will be issued and outstanding or held by its treasury and (E) 6,465 shares of IAB preferred stock designated as Series D Preferred Stock will be issued and outstanding or held by its treasury.

(b) Other Rights or Obligations. All of the issued and outstanding shares of capital stock of IAB are duly and validly issued and outstanding and are fully paid and nonassessable under the NJBCA and free of preemptive rights, with no personal liability attaching to the ownership thereof.  None of the outstanding shares of capital stock of IAB has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of IAB.
(c) Outstanding Stock Rights. Other than IAB Stock Options issued prior to the date of this Agreement pursuant to the IAB Stock Option Plans and set forth in Section 4.3(c) of IAB's Disclosure Memorandum, there are no: (i) existing Equity Rights of any kind or any nature with respect to securities of IAB or IAB Bank; (ii) existing "phantom" Equity Rights with respect to securities of IAB or IAB Bank that provide for payments or benefits calculated with reference to any securities of IAB or IAB Bank, whether payable in cash or securities; (iii) Contracts under which IAB or IAB Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of IAB; (iv) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which IAB or IAB Bank is a party or of which IAB is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of IAB; or, (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of IAB may vote.
(d) Voting Debt. No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of IAB may vote, are issued or outstanding.  There are no Contracts pursuant to which IAB or any IAB Subsidiaries is or could be required to register shares of IAB's capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of IAB or any IAB Subsidiaries.  No IAB Subsidiary owns any capital stock of IAB.
4.4 Capitalization of IAB Bank.
(a) Ownership.  The authorized capital stock of IAB Bank consists of 10,000,000 shares of common stock, par value $2.00 per share (the "IAB Bank Common Stock"), and 5,000,000 shares of preferred stock.  As of the date of this Agreement, 1,150,300 shares of IAB Bank Common Stock are outstanding and no shares of IAB Bank preferred stock are outstanding.  No other shares of capital stock of IAB Bank are issued or outstanding as of the date of this Agreement.  All of the outstanding shares of IAB Bank Common Stock are directly and beneficially owned and held by IAB.
(b) Other Rights or Obligations.  All of the issued and outstanding shares of capital stock of IAB Bank are duly and validly issued and outstanding and are fully paid and nonassessable under the New Jersey Banking Act of 1948, as amended.  None of the outstanding shares of capital stock of IAB Bank has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past shareholders of the Bank.

(c) Outstanding Stock Rights. There are no: (i) outstanding Equity Rights with respect to the securities of IAB Bank; (ii) Contracts under which IAB or IAB Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of IAB Bank; (iii) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which IAB or IAB Bank is a party or of which IAB is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of IAB Bank; or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholder of IAB Bank may vote.
(d) Bank Subsidiaries.  IAB Bank does not have any Subsidiaries nor own any equity interests in any other Person.
4.5 IAB Subsidiaries.
 IAB has no direct or indirect Subsidiaries nor does it own any equity interest in any other Person, other than IAB Bank and indirect ownership through IAB Bank of the entities set forth in Section 4.4(d) of the IAB Disclosure Memorandum.  IAB or IAB Bank owns all of the issued and outstanding shares of capital stock (or other equity interests) of the IAB Subsidiaries.  No capital stock (or other equity interest) of an IAB Subsidiary is or may become required to be issued (other than to another IAB Entity) by reason of any Equity Rights, and there are no Contracts by which an IAB Subsidiary is bound to issue (other than to another IAB Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any IAB Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of an IAB Subsidiary (other than to another IAB Entity).  There are no Contracts relating to the rights of any IAB Entity to vote or to dispose of any shares of its capital stock (or other equity interests), or any shares of capital stock (or other equity interests) of an IAB Subsidiary.  All of the shares of capital stock (or other equity interests) of each IAB Subsidiary held by an IAB Entity are fully paid and nonassessable and are owned by the IAB Entity free and clear of any Lien.  IAB Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act (the "FDIA") and applicable regulations thereunder, the deposits in which are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due.  No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of IAB, threatened.  The articles or certificate of incorporation, bylaws, or other governing documents of each IAB Subsidiary comply with applicable Law.
4.6 Regulatory Reports.
(a) IAB's Reports.  IAB has filed on a timely basis, all material forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with any Regulatory Authority (other than the SEC), including any and all federal and state banking authorities, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law, since December 31, 2013.
(b) IAB Bank's Reports.  Since December 31, 2013, IAB Bank has duly filed with the FDIC, the NJDB and any other applicable Regulatory Authorities, as the case may be, all reports, returns, filings, information, data, registrations, submissions and statements, required to be filed under any applicable Law, including with any and all federal and state banking authorities, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law.  There: (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of IAB, IAB Bank or any of their respective Subsidiaries; and, (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of IAB, IAB Bank or any of their respective Subsidiaries.
4.7 Financial Matters.
(a) IAB Financial Statements.  IAB has made available to BCB the IAB Financial Statements.  The IAB Financial Statements: (i) are true, accurate and complete in all material respects; (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes; and, (iii) fairly present in all material respects the financial condition of IAB and IAB Bank as of the respective dates set forth therein and the results of operations, shareholders' equity and cash flows of IAB and IAB Bank for the respective periods set forth therein, subject in the case of the interim financial statements to year-end adjustments.  The IAB Financial Statements to be prepared after the date of this Agreement and prior to the Closing: (A) will be true, accurate and complete in all material respects; (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes; and (C) will fairly present in all material respects the financial condition of IAB Bank as of the respective dates set forth therein and the results of operations, shareholders' equity and cash flows of IAB and IAB Bank for the respective periods set forth therein, subject in the case of the interim financial statements to year-end adjustments.
(b) Systems and Processes.  Each of IAB and IAB Bank have in place sufficient systems and processes that are customary for a financial institution of the size of IAB and IAB Bank and that are designed to (i) provide reasonable assurances regarding the reliability of the IAB Financial Statements and (ii) in a timely manner accumulate and communicate to IAB and IAB Bank's principal executive officer and principal financial officer the type of information that would be required to be disclosed in IAB's and IAB Bank's financial statements or any report or filing to be filed or provided to any Regulatory Authority.  Since December 31, 2013, neither IAB nor, to IAB's Knowledge, any employee, auditor, accountant or representative of any IAB Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the IAB Financial Statements or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of IAB, IAB Bank or any of their respective Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that IAB, IAB Bank or any of their respective Subsidiaries has engaged in questionable accounting or auditing practices.  To IAB's Knowledge, there has been no instance of fraud by any IAB Entity, whether or not material, that occurred during any period covered by the IAB Financial Statements.

(c) Records. The records, systems, controls, data and information of IAB and the IAB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of IAB or the IAB Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on IAB.  IAB has disclosed to IAB's outside auditors and the audit committee of IAB's board of directors, any fraud, whether or not material, that involves management or other employees who have a significant role in the preparation of IAB's Books and Records.
(d) Auditor Independence.  During the periods covered by the IAB Financial Statements, IAB's external auditor was independent of IAB and its management.  As of the date hereof, IAB's external auditor has not resigned or been dismissed as a result of or in connection with any disagreements with IAB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
4.8 Absence of Undisclosed Liabilities.
No IAB Entity has incurred any Liability, except for Liabilities: (i) incurred in the Ordinary Course since December 31, 2016; (ii) incurred in connection with this Agreement and the transactions contemplated hereby; or, (iii) that are accrued or reserved against in the consolidated statement of financial condition of IAB as of December 31, 2016, and included in the IAB Financial Statements at and for the period ended December 31, 2016.
4.9 Absence of Certain Changes or Events.
(a) Since December 31, 2016, no events have occurred that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on IAB.
(b) Since December 31, 2016, except with respect to this Agreement and the transactions contemplated hereby: (i) IAB and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course of business consistent with their past practices; and, (ii) none of IAB and its Subsidiaries have taken any action that would be prohibited by Section 6.2 if taken after the date hereof.
4.10 Tax Matters.
(a) All IAB Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects.  None of the IAB Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course). All material Taxes of the IAB Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid.  There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or which are being contested in appropriate proceedings) on any of the Assets of any of the IAB Entities.  No claim has ever been made in writing by an authority in a jurisdiction where any IAB Entity does not file a Tax Return that such IAB Entity may be subject to Taxes by that jurisdiction.
(b) None of the IAB Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and no disputes, claims, audits or examinations regarding any Taxes of any IAB Entity or the Assets of any IAB Entity have been threatened in writing or are pending.  None of the IAB Entities has waived any statute of limitations in respect of any Taxes.
(c) Each IAB Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442, 1471 or 1472 of the Internal Revenue Code or similar provisions under state and foreign Law. Each IAB Entity has complied in all material respects with all due diligence and reporting requirements with respect to customer accounts, including the proper collection and maintenance of certifications from customers, relating to Tax that are imposed under the Internal Revenue Code and similar provisions under state and foreign Law.
(d) The unpaid Taxes of each IAB Entity: (i) did not, as of the most recent month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such IAB Entity; and, (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the IAB Entities in filing their Tax Returns.
(e) None of the IAB Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the IAB Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the IAB Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was IAB) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502‑6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which IAB is parent), or as a transferee or successor.
(f) During the two-year period ending on the date hereof, none of the IAB Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.
(g) None of the IAB Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the IAB Entities have participated in any "reportable transactions" within the meaning of Treasury Regulation Section 1.6011-4.
4.11 Assets.
Each IAB Entity has good and marketable title to those Assets reflected in the latest IAB Financial Statements as being owned by such IAB Entity or acquired after the date thereof (except for Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except: (a) statutory Liens securing payments not yet due; (b) Liens for real property Taxes not yet due and payable; (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; and, (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or Assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, "Permitted Liens").  IAB is the fee simple owner of all owned real property and the lessee of all leasehold estates each as reflected in the latest IAB Financial Statements, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be owned or leased thereunder, as applicable, and each such lease is valid without Default thereunder by the lessee or, to the Knowledge of IAB, the lessor.  There are no pending or, to the Knowledge of IAB, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by IAB.  IAB and its Subsidiaries own or lease all properties as are necessary to their operations as now conducted and no person has any option or right to acquire or purchase any ownership interest in the owned real property, or any portion thereof.

4.12 Intellectual Property; Privacy.
(a) Each IAB Entity owns or has a valid license to use all of the Intellectual Property necessary to carry on the business of such IAB Entity.  Each IAB Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such IAB Entity in connection with such IAB Entity's business operations, and such IAB Entity has the right to convey by sale or license any Intellectual Property so conveyed.  No IAB Entity is in Default under any of its Intellectual Property licenses.  No proceedings have been instituted, or are pending or to the Knowledge of IAB threatened, which challenge the rights of any IAB Entity with respect to Intellectual Property used, sold or licensed by such IAB Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property.  The conduct of the business of the IAB Entities and the use of any Intellectual Property by IAB and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any other Person.  No Person has asserted to IAB in writing that IAB or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person.  The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by any IAB Entity in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement.
(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on IAB:  (i) the computer, information technology and data processing systems, facilities and services used by IAB and each of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the "Systems"), are reasonably sufficient for the conduct of the respective businesses of IAB and such Subsidiaries as currently conducted; and (ii) the Systems are in good working condition, ordinary wear and tear excepted, to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of IAB and each of its Subsidiaries as currently conducted. To IAB's Knowledge, no third party has gained unauthorized access to any Systems owned or controlled by IAB or any of its Subsidiaries, and IAB and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. IAB and each of its Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards for a community bank, and sufficient to reasonably maintain the operation of the respective businesses of IAB and each of its Subsidiaries in all material respects.
 (c) IAB and each of its Subsidiaries has: (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information; and, (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.  To IAB's Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by IAB, any of its Subsidiaries or any other person.
4.13 Environmental Matters.
(a) Each IAB Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance, in all material respects, with all Environmental Laws.

(b) There is no Litigation pending or, to the Knowledge of IAB, threatened before any court, governmental agency, or authority or other forum in which any IAB Entity or any of its Operating Properties or Participation Facilities (or IAB in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any IAB Entity or any of its Operating Properties or Participation Facilities, nor, to the Knowledge of IAB, is there any reasonable basis for any Litigation of a type described in this sentence.
4.14 Compliance with Laws.
(a) Each IAB Entity has, and since December 31, 2013 has had, in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith). There has occurred no Default under any such Permit and to the Knowledge of IAB no suspension or cancellation of any such Permit is threatened.  None of the IAB Entities:
(i)	is in Default under any of the provisions of its articles of incorporation or bylaws (or other governing instruments);
(ii)	is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or
(iii)
since December 31, 2013, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof: (i) asserting that any IAB Entity is not in compliance with any Laws or Orders; or (ii) requiring any IAB Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking which restricts materially the conduct of its business.

(b) IAB and each IAB Entity is in compliance in all material respects with all applicable Laws, regulatory capital requirements, or Orders to which they or their properties or Assets may be subject, including, but not limited to, the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, applicable Laws of the Federal Reserve, the FDIC and the NJBD, all laws related to data protection or privacy, any applicable state, federal or self-regulatory organization, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (the "CRA") , the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, all other applicable fair lending and fair housing Laws or other Laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, the truth-in-lending, real estate settlement procedures or consumer credit (including, without limitation, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, and the Equal Credit Opportunity Act and Regulation B, and applicable regulations thereunder), Sections 23A and 23B of the Federal Reserve Act and Regulation W, Sections 22(g) and (h) of the Federal Reserve Act, Section 18(z) of the FDIA, and Regulation O, the Sarbanes-Oxley Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. IAB and IAB Bank are "well-capitalized" and "well managed" (as those terms are defined in applicable regulations).  Neither IAB nor any IAB Entity has received any written communication from any Regulatory Authority asserting that any IAB Entity is not in compliance in any material respect with any Law.

4.15 Community Reinvestment Act Compliance.
IAB Bank is an "insured depository institution" as defined in the FDIA and applicable regulations thereunder, is in compliance in all material respects with the applicable provisions of the CRA and the regulations promulgated thereunder, and has received a CRA rating of "satisfactory" or "outstanding" in its most recently completed examination. IAB has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in IAB Bank having its current rating lowered such that it is no longer "satisfactory" or "outstanding."
4.16 Foreign Corrupt Practices.
No IAB Entity, or, to the Knowledge of IAB, any director, officer, agent, employee or other Person acting on behalf of an IAB Entity has, in the course of its actions for, or on behalf of, any IAB Entity: (i) used any corporate funds of IAB or any of its Subsidiaries to give, agree, offer or promise to give any unlawful contribution, gift, entertainment or other unlawful expenses to any foreign or domestic government official or employee; (ii) directly or indirectly given, agreed, offered or promised to give any unlawful gift, contribution, payment, rebate, payoff, influence payment, bribe or kickback to any foreign or domestic government official or employee from corporate funds of IAB or any of its Subsidiaries; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, Laws enacted to comply with the UN Convention Against Corruption and the OECD Anti-Bribery Convention, or any other anti-corruption or anti-bribery Law or requirement applicable to any IAB Entity; (iv) directly, or indirectly through a third party, made, offered, paid, authorized, facilitated, or promised any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, for the purpose of securing an improper advantage for any IAB Entity; (v) established or maintained any unlawful fund of monies or other Assets of IAB or any of its Subsidiaries; (vi) made any fraudulent entry on the Books and Records of IAB or any of its Subsidiaries; (vii) been under administrative, civil, or criminal investigation, indictment, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of any Law that prohibits bribery, corruption, fraud or other improper payments; or, (viii) violated or is in violation of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering Laws of any jurisdiction and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Regulatory Authority (collectively, the "Money Laundering Laws") and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any IAB Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of IAB, threatened.
4.17 Labor Relations.
(a) No IAB Entity is the subject of any Litigation asserting that it or any other IAB Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other IAB Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any IAB Entity party to or currently negotiating any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to IAB's relationship or dealings with its employees, any labor organization or any other employee representative.  There is no strike, slowdown, lockout or other job action or labor dispute involving any IAB Entity pending or threatened and there have been no such actions or disputes since December 31, 2011.  To the Knowledge of IAB, since December 31, 2011, there has not been any attempt by any IAB Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any IAB Entity.

(b) To IAB's Knowledge, no employee of any IAB Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee's duties with such IAB Entity.  Each current and former employee of the IAB Entities who has contributed to the creation or development of any Intellectual Property owned by any IAB Entity has executed a nondisclosure and assignment-of-rights agreement for the benefit of the IAB Entities vesting all rights in work product created by the employee during the employee's employment or affiliation with the IAB Entities.  No key employee of any IAB Entity has provided written notice to an IAB Entity of his or her intent to terminate his or her employment with the applicable IAB Entity as of the date hereof, and, as of the date hereof, to IAB's Knowledge, no key employee intends to terminate his or her employment with IAB before Closing.
(c) To IAB's Knowledge, no Contractor used by the IAB Entities is a party to, or is otherwise bound by, any agreement or arrangement with any third party, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Contractor's duties for the IAB Entities.  Each Contractor ever retained by the IAB Entities who has contributed to the creation or development of any Intellectual Property owned by any IAB Entity has executed a nondisclosure and assignment-of-rights agreement for the benefit of the IAB Entities and the IAB Entities are the owner of all rights in and to all Intellectual Property created by each Contractor in performing services for the IAB Entities vesting all rights in work product created in the IAB Entities.  To IAB's Knowledge, no current Contractor used by the IAB Entities intends to terminate his or her or its relationship with any IAB Entity.  The IAB Entities have no obligation or liability with respect to any taxes (or the withholding thereof) in connection with any Contractor.  The IAB Entities have properly classified, pursuant to the Internal Revenue Code and any other applicable Law, all Contractors used by the IAB Entities at any point.  The employment of each employee by each IAB Entity and the engagement of each Contractor by each IAB Entity are terminable at will by the relevant IAB Entity without any penalty, liability or severance obligation incurred by any IAB Entity.
(d) The IAB Entities have no "leased employees" within the meaning of Internal Revenue Code § 414(n).
(e) The IAB Entities have, or will have no later than the Closing Date, paid all accrued salaries, bonuses, commissions, and other wages due to be paid through the Closing Date.  Each of the IAB Entities is and at all times has been in material compliance with all Laws governing the employment of labor and the withholding of taxes, including but not limited to, all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes.
(f) All of the IAB Entities' employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. The IAB Entities have completed a Form I-9 (Employment Eligibility Verification) for each of their employees, and each such Form I-9 has been updated as required by applicable Laws and is correct and complete in all material respects as of the date hereof. Each individual who renders services to any IAB Entity is properly classified as having the status of an employee or independent contractor or other non-employee status (including for purposes of taxation and Tax reporting and under IAB Benefit Plans).

4.18 Employee Benefit Plans.
(a) IAB has made available to BCB prior to the execution of this Agreement, true and correct copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any IAB Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which IAB or any ERISA Affiliate has or may have any obligation or Liability, including any plan sponsored by a professional employer organization in which employees of any IAB entity participate (collectively, the "IAB Benefit Plans"). Section 4.18(a) of IAB's Disclosure Memorandum has a complete and accurate list of all IAB Benefit Plans. No IAB Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States.
(b) IAB has made available to BCB prior to the execution of this Agreement: (i) all trust agreements or other funding arrangements for all IAB Benefit Plans; (ii) all determination letters,  opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service ("IRS"), the United States Department of Labor ("DOL") or the Pension Benefit Guaranty Corporation ("PBGC") during this calendar year or any of the preceding three calendar years; (iii) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any IAB Benefit Plan for the current plan year and the preceding plan year; (iv) the most recent summary plan descriptions and any material modifications thereto; (v) any correspondence with the DOL, IRS, PBGC, or any other governmental entity regarding an IAB Benefit Plan since December 31, 2013; and, (vi) all actuarial valuations of IAB Benefit Plans.
(c) Each IAB Benefit Plan is and has been maintained in material compliance with the terms of such IAB Benefit Plan, and in material compliance with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. No IAB Benefit Plan is required to be amended within the ninety-day period beginning on the Closing Date in order to continue to comply with the current requirements of ERISA, the Internal Revenue Code, and other applicable Law. Each IAB Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the IAB Benefit Plan and on which such IAB Benefit Plan is entitled to rely.  Nothing has occurred and no circumstance exists that could adversely affect the qualified status of such IAB Benefit Plan.  The treatment of the IAB Stock Options as required under Section 2.4 of this Agreement is permitted by the terms of the applicable plan and award agreement.
(d) There are no threatened or pending claims or disputes under the terms of, or in connection with, the IAB Benefit Plans other than claims for benefits in the Ordinary Course, and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced, threatened or noticed with respect to any IAB Benefit Plan.
(e) Neither IAB nor any IAB Entity has engaged in any prohibited transaction for which there is not an exemption, within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA, with respect to any IAB Benefit Plan and no prohibited transaction has occurred with respect to any IAB Benefit Plan that would be reasonably expected to result in any liability or excise Tax under ERISA or the Internal Revenue Code.  Neither IAB, any IAB Entity, any IAB Entity employee, or any committee of which any IAB Entity employee is a member has breached his or her fiduciary duty with respect to an IAB Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the Assets of any IAB Benefit Plan. To IAB's Knowledge, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not IAB or any IAB Entity employee, has breached his or her fiduciary duty with respect to an IAB Benefit Plan or otherwise has any liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the Assets of any IAB Benefit Plan that would reasonably be expected to result in any liability or excise Tax under ERISA or the Internal Revenue Code being imposed on IAB or any IAB Entity.

(f) Each IAB Benefit Plan that is a health plan has been amended and administered in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010, including the Health Care and Education Reconciliation Act of 2010 (collectively, the "2010 Health Care Law"). The IAB Entities have offered all fulltime employees (as defined in the 2010 Health Care Law) the ability to elect minimum essential coverage that provides minimum value for themselves and their dependents, such that there will not be any liability of excise Tax under Section 4980H of the Internal Revenue Code.  There is nothing that would create a reporting obligation or excise tax under 4980D of the Internal Revenue Code for an IAB Entity.  At the Closing, the IAB shall transfer to BCB all data required for reporting under Sections 6055 and 6056 of the Internal Revenue Code.
(g) Each IAB Benefit Plan, employment agreement, or other compensation arrangement of IAB that constitutes a "nonqualified deferred compensation plan" subject to Section 409A of the Internal Revenue Code has been written, executed, and operated in compliance with Section 409A of the Internal Revenue Code and the regulations thereunder. Neither IAB nor any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any liability with respect to (i) any plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Internal Revenue Code; (ii)  a "multiemployer plan" (as defined in ERISA Section 3(37) and 4001(a)(3)); (iii) a "multiple employer plan" (as defined in 29 C.F.R. § 4001.2); (iv) a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA or applicable state law); (v) a self-funded health or welfare benefit plan; (vi) any voluntary employees' beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code); or (vii) an arrangement that is not either exempt from, or in compliance with, Section 409A of the Internal Revenue Code or that provides for indemnification for or gross-up of any taxes thereunder. All IAB Stock Options were granted at no less than "fair market value" for purposes of Section 409A of the Internal Revenue Code, and no IAB Stock Option, or any other stock option granted by IAB at any time, is or was subject to Section 409A of the Internal Revenue Code.  IAB has made available to BCB prior to the execution of this Agreement a true and complete copy of the most recently available actuarial valuation and the most recent statement of assets for each of the IAB Benefit Plans that is subject to Title IV of ERISA.  Each of the IAB Benefit Plans that is subject to Title IV of ERISA is fully funded on a termination basis and can be terminated immediately after Closing without the need for any additional funding or other costs.
(h) No IAB Entity has any Liability or obligation to provide postretirement medical or life insurance benefits to any IAB Entity's employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage. There are no restrictions on the rights of each IAB Entity to amend or terminate any IAB Benefit Plan that is a retiree health or benefit plan and such termination will not result in any Liability thereunder.  No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any IAB Benefit Plan and no circumstance exists which could give rise to such Tax.

(i) All contributions required to be made to any IAB Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any IAB Benefit Plan, for any period through the Effective Time, have been timely made and paid in full, or will be timely made and paid in full, or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of IAB. All assets of each IAB Benefit Plan consist of cash, actively traded securities, or other assets reasonably acceptable to BCB.
(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, accelerate the timing of, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of any IAB Entity, or result in any (a) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (b) limitation on the right of any IAB Entity to amend, merge, terminate or receive a reversion of Assets from any IAB Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the IAB Entities in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code. Section 4.18(j) of IAB's Disclosure Memorandum sets forth accurate calculations with respect to each individual who has a contractual right to severance pay based upon the assumptions set forth therein triggered by a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, taking into account any contractual provisions relating to Section 280G of the Internal Revenue Code.  No IAB Benefit Plan or other arrangement of an IAB Entity provides for the gross-up or reimbursement of Taxes under Section 280G, Section 4999 or 409A of the Internal Revenue Code, or otherwise.
(k) No "reportable event" (as described in ERISA Section 4043(c) and the regulations thereunder and determined without regard to whether the PBGC has waived the requirement to report the occurrence of such event) has occurred with respect to any such Employee Benefit Plan.
(l) Without limiting the generality of any other representation contained herein, there exists no lien against any of the Assets arising under ERISA Sections 302(f) or 4068(a) or Internal Revenue Code Section 412(n).
4.19 Material Contracts.
Except as otherwise reflected in the IAB Financial Statements, neither IAB nor any of its Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under: (a) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000; (b) any Contract relating to the borrowing of money by any IAB Entity or the guarantee by IAB of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, and trade payables) in excess of $1,000,000; (c) any Contract which prohibits or restricts any IAB Entity (and/or, following consummation of the transactions contemplated by this Agreement, BCB) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person; (d) any Contract relating to the purchase or sale of any goods or services by any IAB Entity (other than Contracts entered into in the Ordinary Course involving payments under any individual Contract not in excess of $100,000 or involving Loans, borrowings or guarantees originated or purchased by IAB in the

Ordinary Course); (e) any Contract which obligates any IAB Entity to conduct business with any third party on an exclusive or preferential basis; (f) any Contract which requires referrals of business or requires any IAB Entity to make available investment opportunities to any Person on a priority or exclusive basis; (g) any Contract which grants any "most favored nation" right, right of first refusal, right of first offer or similar right with respect to any material Assets, rights or properties of any IAB Entity; (h) any Contract which limits the payment of dividends by any IAB Entity, pursuant to which any IAB Entity has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger or contains a put, call or similar right involving the purchase or sale of any equity interests or Assets of any Person and which contains representations, covenants, indemnities or other obligations (including indemnification, "earn-out" or other contingent obligations) that are still in effect; (i) any Contract pursuant to which any IAB Entity has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity; (j) any Contract which relates to Intellectual Property of any IAB Entity (including permitting the use of the name Indus-American Bank or any variant thereof); (k) between any IAB Entity, on the one hand, and (i) any officer or director of any IAB Entity, or (ii) to the Knowledge of IAB, any (x) record or beneficial owner of five percent or  more of the voting securities of IAB, (y) Affiliate or family member of any such officer, director or record or beneficial owner or (z) any other Affiliate of IAB, on the other hand, except those of a type available to employees of IAB Entities generally; (l) that provides for payments to be made by any IAB Entity upon a change in control thereof; (m) that may not be canceled by BCB, IAB or any of their respective Subsidiaries without payment of a penalty or termination fee equal to or greater than $100,000 (assuming such Contract was terminated on the Closing Date) (n) containing any standstill or similar agreement pursuant to which any IAB Entity has agreed not to acquire Assets or equity interests of another Person; (o) that provides for indemnification by any IAB Entity of any Person, except for non-material Contracts entered into in the Ordinary Course; (p) with or to a labor union or guild (including any collective bargaining agreement); or (q) any other Contract or amendment thereto that would be required to be filed as an exhibit to a SEC Report filed by IAB with the SEC as of the date of this Agreement if IAB were required to file or voluntarily filed such SEC Reports (together with all Contracts referred to in Sections 4.12, 4.18(a) and 4.34, the "IAB Contracts").  With respect to each IAB Contract: (i) the Contract is legal, valid and binding on IAB or an IAB Subsidiary and each other Person who is a party to such contract and is in full force and effect and is enforceable in accordance with its terms except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought; (ii) no IAB Entity is in material Default thereunder; (iii) no IAB Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of IAB, in Default in any material respect or has repudiated or waived any material provision thereunder.  All of the IAB Contracts have been Previously Disclosed.  All of the indebtedness of any IAB Entity for money borrowed is prepayable at any time by such IAB Entity without penalty or premium.
4.20 Agreements with Regulatory Authorities.
Neither IAB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order, supervisory letter or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2013, a recipient of any supervisory letter from, or since December 31, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in IAB's Disclosure Memorandum, a "IAB Regulatory Agreement"), nor has IAB or any of its Subsidiaries been advised in writing or, to IAB's Knowledge, orally, since December 31, 2013, by any Regulatory Authority that it is considering issuing, initiating, ordering, or requesting any such IAB Regulatory Agreement.

4.21 Investment Securities.
(a) Each of IAB and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except: (i) as set forth in the IAB Financial Statements; and, (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of IAB or its Subsidiaries. Such securities are valued on the books of IAB in accordance with GAAP in all material respects.
(b) IAB and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that IAB believes are prudent and reasonable in the context of their respective businesses, and IAB and its Subsidiaries have, since December 31, 2013, been in compliance with such policies, practices and procedures in all material respects.
4.22 Derivative Instruments and Transactions.
All Derivative Transactions (as defined below) whether entered into for the account of any IAB Entity or for the account of a customer of any IAB Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the IAB Entity party thereto and, to the Knowledge of IAB, each of the counterparties thereto, and (c) are legal, valid and binding obligations of any IAB Entity and are in full force and effect and enforceable in accordance with their terms. IAB or its Subsidiaries and, to the Knowledge of IAB, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To the Knowledge of IAB, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions.  The financial position of IAB and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of IAB and such Subsidiaries in accordance with GAAP.  For purposes of this Agreement, the term "Derivative Transaction" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
4.23 Legal Proceedings.
(a) Neither IAB nor any of its Subsidiaries is a party to any, and there are no pending or, to IAB's Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or investigations of any Regulatory Authority of any nature against IAB or any of its Subsidiaries.

(b) There is no Order or regulatory restriction imposed upon IAB, any of its Subsidiaries or the Assets of IAB or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any to its Affiliates).

4.24 Statements True and Correct.
(a) None of the information supplied or to be supplied by any IAB Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by BCB with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.  The portions of the Registration Statement and the Proxy Statement relating to IAB and its Subsidiaries and other portions within the reasonable control of IAB and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.
(b) None of the information supplied or to be supplied by any IAB Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement, and any other documents to be filed by an IAB Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Proxy Statement, when first mailed to the shareholders of IAB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting.
4.25 State Takeover Statutes and Takeover Provisions.
IAB has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "fair price," "affiliate transaction," "business combination," "control share acquisition" or similar provision of the NJBCA and any successor thereto (collectively, "Takeover Laws").  No IAB Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of BCB entitled to vote in the election of BCB's directors. Holders of IAB Common Stock do not have any dissenters' rights with respect to the Merger under NJBCA.
4.26 Opinion of Financial Advisor.
The board of directors of IAB has received the opinion of Keefe, Bruyette & Woods, Inc. which, if initially rendered verbally has been confirmed by a written opinion, dated the same date, to the effect that, as of the date of the opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the consideration to be paid to the holders of IAB Common Stock in the Merger is fair, from a financial point of view, to such holders.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.27 Tax and Regulatory Matters.
No IAB Entity or, to the Knowledge of IAB, any Affiliate thereof has taken or agreed to take any action, and IAB does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals. Since December 31, 2013, neither IAB nor IAB Bank has been informed of or taken any action with respect to: (i) any transaction that resulted in an acquisition of control, as that term is used in the BHC Act or the implementing regulations of the Federal Reserve (12 CFR part 225), of IAB or IAB Bank; (ii) any transaction that resulted in a change in control, as that term is used in the Change in Bank Control Act (12 USC 1817(j)) or the implementing regulations of the Federal Reserve (12 CFR part 225) or of the FDIC (12 CFR part 303, subpart E), of IAB or IAB Bank; (iii) the filing of a bank holding company application, a notice of a change in bank control, or a rebuttal of control with respect to IAB or IAB Bank; or (iv) any agreement with the Federal Reserve to enter into passivity commitments or anti-association commitments with respect to IAB or IAB Bank.
4.28 Loan Matters.
(a) Neither IAB nor any of its Subsidiaries is a party to any written or oral Loan in which IAB or any IAB Subsidiary is a creditor which as of December 31, 2016, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of December 31, 2016, over 90 days delinquent in payment of principal or interest.  Except as such disclosure may be limited by any applicable Law, Section 4.28(a) of the IAB Disclosure Memorandum sets forth a true, correct and complete list of all of the Loans of IAB and its Subsidiaries that, as of December 31, 2016 had an outstanding balance of $100,000 or more and were classified by IAB as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.
(b) Each Loan currently outstanding: (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid Liens which have been perfected; and, (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).  The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by any IAB Entity and are complete and correct in all material respects.
(c) Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, IAB's written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Law.
(d) None of the Contracts pursuant to which any IAB Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.  Except as would not be material to IAB and its Subsidiaries, each Loan included in a pool of Loans originated, securitized or, to the Knowledge of IAB, acquired by IAB or any of its Subsidiaries (a "Pool") meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool.  All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired.  No Pools have been improperly certified, and, except as would not be material to IAB and its Subsidiaries, no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(e) (i) Section 4.28(e) of IAB's Disclosure Memorandum sets forth a list of all Loans as of the date hereof by IAB to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of any IAB Entity; (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O; and, (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.
(f) Neither IAB nor any of its Subsidiaries is now nor has it ever been since December 31, 2013, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
4.29 Deposits.
All of the deposits held by IAB Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with: (a) all applicable policies, practices and procedures of IAB Bank; and, (b) all applicable Laws, including Money Laundering and anti-terrorism Laws, or embargoed persons requirements.  All of the deposits held by IAB Bank are insured to the maximum limit set by the FDIC, the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of IAB Bank, threatened.
4.30 Allowance for Loan and Lease Losses.
The allowance for loan and lease losses ("ALLL") reflected in the IAB Financial Statements was, as of the date of each of the IAB Financial Statements, and is, in the opinion of management of IAB, in compliance with IAB's existing methodology for determining the adequacy of its ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP, and is adequate.
4.31 Insurance.
IAB Entities are insured with reputable insurers against such risks and in such amounts as the management of IAB reasonably has determined to be prudent and consistent with industry practice.  Section 4.31 of IAB's Disclosure Memorandum contains a true, correct and complete list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all material insurance policies in force on the date hereof with respect to the business and Assets of the IAB Entities, true, correct and complete copies of which policies have been made available to BCB prior to the date hereof.  The IAB Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof.  Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the IAB Entities, IAB or IAB Bank is the sole beneficiary of such policies.  All premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion.  To IAB's Knowledge, no IAB Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to IAB's Knowledge, is the termination of any such policies threatened.

4.32 OFAC.
None of IAB, any IAB Entity or, to the Knowledge of IAB, any director, officer, agent, employee, affiliate or other Person acting on behalf of IAB or any IAB Entity is: (a) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity involving or related to: (i) Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine claimed by Russia ("Sanctioned Countries"); (ii) the government of any Sanctioned Country; (iii) any Person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country; or (iv) any Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, the list of Specially Designated Nationals of the U.S. Department of the Treasury's Office of Foreign Assets Control, or by the United Nations Security Council, the European Union, Her Majesty's Treasury, or other relevant sanctions authority (collectively, "Sanctions"); (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law; (c) a Person currently the subject of any Sanctions; or, (d) located, organized or resident in any Sanctioned Country.
4.33 Brokers and Finders.
Except for Keefe, Bruyette & Woods, Inc., neither IAB nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby.
4.34 Transactions with Affiliates.
There are no Contracts, plans, arrangements or other transactions between any IAB Entity, on the one hand, and (a) any officer or director of any IAB Entity, or (b) to IAB's Knowledge, any (i) record or beneficial owner of five percent or more of the voting securities of IAB, (ii) Affiliate or immediate family member of any such officer, director or record or beneficial owner or (iii) any other Affiliate of IAB, on the other hand, except those of a type available to employees or customers of IAB generally.
4.35 Investment Adviser Subsidiary.
Neither IAB nor any IAB Subsidiary provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.
4.36 No Broker-Dealer Subsidiary.
Neither IAB nor any IAB Subsidiary is a broker-dealer required to be registered under the Exchange Act with the SEC.

4.37 No Insurance Subsidiary.
Neither IAB nor any IAB Subsidiary conducts insurance operations that require a license from any national, state or local governmental authority or Regulatory Authority under any applicable Law.
ARTICLE 5
 REPRESENTATIONS AND WARRANTIES OF BCB
Except as Previously Disclosed, BCB hereby represents and warrants to IAB as follows:
5.1 The Standard.
No representation or warranty of BCB contained in Article 5 shall be deemed untrue or incorrect, and BCB shall not be deemed to have breached a representation or warranty, in any case as a consequence or result of the existence or absence of any fact, circumstance, change or event unless such fact, circumstance, change or event, individually or taken together with all other facts, circumstances, changes or events inconsistent with any representation or warranty contained in Article 5 has had or is reasonably likely to have a Material Adverse Effect on BCB.
5.2 Organization, Standing, and Power.
BCB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of New Jersey and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. BCB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed.
5.3 Authority; No Breach By Agreement.
(a) Authority.  BCB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BCB.  Assuming the due authorization, execution and delivery by IAB, this Agreement represents a legal, valid, and binding obligation of BCB, enforceable against BCB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(b) No Conflicts.  Neither the execution and delivery of this Agreement by BCB, nor the consummation by BCB of the transactions contemplated hereby, nor compliance by BCB with any of the provisions hereof, will: (i) conflict with or result in a breach of any provision of BCB's certificate of incorporation or bylaws; (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any BCB Entity under, any Contract or Permit of any BCB Entity; or (iii) subject to receipt of the Requisite Regulatory Approvals, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any BCB Entity or any of their respective material Assets.

(c) Consents.  Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate Laws and Securities Laws, the rules of Nasdaq, the NJBCA, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by BCB of the Merger and by BCB Bank of the Bank Merger and the other transactions contemplated in this Agreement.  As of the date hereof, to BCB's Knowledge, there is no reason why the Requisite Regulatory Approvals will not be received.
5.4 Capital Stock.
(a) The authorized capital stock of BCB consists of (i) 20,000,000 shares of BCB Common Stock, of which 13,831,203 shares are issued and 11,300,740 shares are outstanding as of May 22, 2017 and (ii) 10,000,000 shares of preferred stock of BCB, of which 1,217 shares are issued and outstanding as of May 22, 2017.  As of May 22, 2017, no more than 539,500 shares of BCB Common Stock are subject to BCB Options or other Equity Rights in respect of BCB Common Stock, and no more than 360,700 shares of BCB Common Stock were reserved for future grants under the BCB Stock Plans.  Upon any issuance of any shares of BCB Common Stock in accordance with the terms of the BCB Stock Plans, such shares will be duly and validly issued and fully paid and nonassessable.
(b) All of the issued and outstanding shares of BCB Capital Stock are, and all of the shares of BCB Common Stock to be issued in exchange for shares of IAB Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the NJBCA.  None of the shares of BCB Common Stock to be issued in exchange for shares of IAB Common Stock upon consummation of the Merger will be issued in violation of any preemptive rights of the current or past shareholders of BCB.
(c) Except as set forth in Section 5.4(a), as of May 22, 2017, there are no shares of capital stock or other equity securities of BCB outstanding and no outstanding Equity Rights relating to the capital stock of BCB. No BCB Subsidiary owns any capital stock of IAB.
5.5 SEC Filings; Financial Statements.
(a) SEC Reports.  BCB has timely filed and made available to IAB all SEC Documents required to be filed by BCB since December 31, 2013 (the "BCB SEC Reports").  The BCB SEC Reports: (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws; and, (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof, and in the case of proxy statements, at the date of the relevant meeting) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such BCB SEC Reports or necessary in order to make the statements in such BCB SEC Reports, in light of the circumstances under which they were made, not misleading.  Except for BCB Subsidiaries that are registered as a broker, dealer, or investment adviser, no BCB Subsidiary is required to file any SEC Documents.
(b) Financial Statements.  Each of the BCB Financial Statements (including, in each case, any related notes) contained in the BCB SEC Reports, including any BCB SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10‑Q of the SEC), and fairly presented in all material respects the consolidated financial condition of BCB and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c) Systems and Processes.  Since December 31, 2016, BCB and each of its Subsidiaries has had in place "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by BCB in the BCB SEC Reports is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the chief executive officer, chief financial officer or other members of executive management of BCB as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of BCB required under the Exchange Act with respect to such reports. Since December 31, 2013, neither BCB nor, to BCB's Knowledge, any employee, auditor, accountant or representative of any BCB Subsidiary has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the BCB Financial Statements. To BCB's Knowledge, there has been no instance of fraud by any BCB Entity, whether or not material, that occurred during any period covered by the BCB Financial Statements.
(d) Records. BCB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  BCB has disclosed, based on its most recent evaluation prior to the date of this Agreement, to BCB's outside auditors and the audit committee of BCB's board of directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) and 15(d)-15(f) of the Exchange Act) which are reasonably likely to adversely affect BCB's ability to accurately record, process, summarize and report financial information, and (y) to the Knowledge of BCB, any fraud, whether or not material, that involves management or other employees who have a significant role in BCB's internal controls over financial reporting.  To the Knowledge of BCB, there is no reason to believe that BCB's outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.
(e) Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to the BCB Financial Statements included in the BCB SEC Documents is, and has been throughout the periods covered thereby, "independent" within the meaning of Rule 2-01 of Regulation S-X.  As of the date hereof, Baker Tilly Virchow Krause, LLP has not resigned or been dismissed as a result of or in connection with any disagreements with BCB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
5.6 Absence of Undisclosed Liabilities.
No BCB Entity has incurred any Liability, except: (i) such Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2016; (ii) in connection with this Agreement and the transactions contemplated hereby; or, (iii) such Liabilities that are accrued or reserved against in the consolidated balance sheets of BCB as of December 31, 2016, included in the BCB Financial Statements delivered or filed prior to the date of this Agreement.

5.7 Absence of Certain Changes or Events.
Since December 31, 2016, no events have occurred that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BCB.
5.8 Tax Matters.
(a) The BCB Entities have timely filed with the appropriate Taxing authorities all material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed and such Tax Returns are correct and complete in all material respects.  The BCB Entities are not the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course).  All material Taxes of the BCB Entities (whether or not shown on any Tax Return) have been fully and timely paid.  There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable or for which are being contested in appropriate proceedings) on any of the Assets of the BCB Entities.  No claim has ever been made in writing by an authority in a jurisdiction where any BCB Entity does not file a Tax Return that such BCB Entity may be subject to Taxes by that jurisdiction.
(b) None of the BCB Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and no disputes, claims, audits or examinations regarding any Taxes of any BCB Entity have been threatened in writing or are pending.  None of the BCB Entities has waived any statute of limitations in respect of any Taxes.
(c) Each BCB Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442, 1471 or 1472 of the Internal Revenue Code or similar provisions under state or foreign Law. Each BCB Entity has complied in all material respects with all due diligence and reporting requirements with respect to customer accounts, including the proper collection and maintenance of certifications from customers, relating to Tax that are imposed under the Internal Revenue Code and similar provisions under state and foreign Law.
5.9 Compliance with Laws.
(a) BCB is duly registered as a bank holding company under the BHC Act.  Each BCB Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith).  There has occurred no Default under any such Permit and to the Knowledge of BCB no suspension or cancellation of any such Permit is threatened.  None of the BCB Entities:
(i)	is in Default under its certificate of incorporation or bylaws (or other governing instruments); or
(ii)	is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business; or
(iii)
since December 31, 2013, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof: (i) asserting that any BCB Entity is not in compliance with any Laws or Orders; or, (ii) requiring any BCB Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

(b) BCB and each BCB Entity is in compliance in all material respects with all applicable Laws, regulatory capital requirements, or Orders to which they or their properties or Assets may be subject, including, but not limited to, the Securities Laws, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, applicable Laws of the Federal Reserve, the FDIC and the Office of the Comptroller of the Currency, all laws related to data protection or privacy, any applicable state, federal or self-regulatory organization, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, all other applicable fair lending and fair housing Laws or other Laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), Fair Debt Collections Practices Act, the Electronic Funds Transfer Act, the truth-in-lending, real estate settlement procedures or consumer credit (including, without limitation, the Consumer Credit Protection Act, the Truth-in-Lending Act and Regulation Z, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act of 1974 and Regulation X, and the Equal Credit Opportunity Act and Regulation B, and applicable regulations thereunder), Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. BCB and BCB Bank are "well-capitalized" and "well managed" (as those terms are defined in applicable regulations).  Neither BCB nor any BCB Entity has received any written communication from any Regulatory Authority asserting that any BCB Entity is not in compliance in any material respect with any Law. BCB Bank has received a CRA rating of at least "satisfactory" on its most recent CRA examination.
5.10 Legal Proceedings.
There is no Litigation instituted or pending, or, to the Knowledge of BCB, threatened against any BCB Entity, or against any director, employee or employee benefit plan of any BCB Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any BCB Entity.
5.11 Reports.
Since December 31, 2013, each BCB Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (other than the SEC). As of its respective date, each such report and document was in compliance in all material respects with the requirements of any applicable Law and did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.
5.12 Statements True and Correct.
(a) None of the information supplied or to be supplied by any BCB Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by BCB with the SEC, will, when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.  The portions of the Registration Statement and the Proxy Statement relating to BCB and its Subsidiaries and other portions within the reasonable control of BCB and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(b) None of the information supplied or to be supplied by any BCB Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement to be mailed to IAB's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any BCB Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of IAB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact, in light of the circumstances under which they were made, necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting.
5.13 Tax and Regulatory Matters.
No BCB Entity or, to the Knowledge of BCB, any Affiliate thereof has taken or agreed to take any action, and BCB does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to: (i) prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; or, (ii) materially impede or delay receipt of any of the Requisite Regulatory Approvals.
5.14 Ownership of IAB Common Stock.
Neither BCB nor any BCB Subsidiary: (i) beneficially owns, directly or indirectly; or, (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of IAB.
5.15 Brokers and Finders.
Except for FinPro Financial Partners, neither BCB nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby.
ARTICLE 6
 CONDUCT OF BUSINESS PENDING CONSUMMATION
6.1 Affirmative Covenants of IAB.
From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of BCB shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 6.1 of IAB's Disclosure Memorandum, IAB shall, and shall cause each of its Subsidiaries to: (a) operate its business only in the usual, regular, and Ordinary Course; (b) use its reasonable best efforts to: (i) preserve intact its business (including its organization, Assets, goodwill and insurance coverage); (ii) maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its executive officers and key employees; and, (c) take no action which would reasonably be expected to impede or materially delay: (i) the receipt of any approvals of any Regulatory Authority required to consummate the transactions contemplated by this Agreement; (ii) the consummation of the transactions contemplated by this Agreement; or, (iii) performance of its covenants and agreements in this Agreement.

6.2 Negative Covenants of IAB.
From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of BCB shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 6.2 of IAB's Disclosure Memorandum, IAB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries or Affiliates to do or agree or commit to do, any of the following:

(a) amend the articles of incorporation, bylaws or other governing instruments of any IAB Entity;
(b) incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness of IAB to IAB Bank or of IAB Bank to IAB or indebtedness incurred in the Ordinary Course);
(c) repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement or the vesting of restricted stock awards), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any IAB Entity, or make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of IAB's capital stock (other than with respect to the IAB Series C Preferred Stock and IAB Series D Preferred Stock) or other equity interests;
(d) issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of IAB Common Stock or any other capital stock of any IAB Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right;
(e) directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any IAB Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of IAB Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any IAB Entity (unless any such shares of capital stock or other equity interests are sold or otherwise transferred to IAB or IAB Bank) or (ii) any Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities in the Ordinary Course;
(f) (i) except for purchases of investment securities in the Ordinary Course, purchase any securities or make any acquisition of or investment in, either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person other than IAB Bank, or otherwise acquire direct or indirect control over any Person; or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any Person (other than consolidations, mergers or reorganizations solely among wholly owned IAB Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(g) (i) grant any increase in compensation or benefits to the employees or officers of any IAB Entity, except: (A) for merit-based or promotion-based increases in annual base salary or wage rate for employees (other than directors or executive officers of IAB), in the Ordinary Course that do not exceed, in the aggregate, 3% of the aggregate cost of all employee annual base salaries and wages in effect as of the date hereof; or, (B) as required by Law; (ii) pay any (x) severance or termination pay, or (y) any bonus, in either case other than pursuant to the IAB Benefit Plans in effect on the date hereof and in the case of clause (x), subject to receipt of an effective release of claims from the employee, and in the case of clause (y), to the extent required under the terms of the plan without the exercise of any upward discretion; (iii) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of any IAB Entity; (iv) grant any increase in fees or other increases in compensation or other benefits to directors of any IAB Entity; (v) waive any stock repurchase rights, or grant, accelerate, amend or change the period of exercisability of any Equity Rights or restricted stock, or authorize cash payments in exchange for any Equity Rights; (vi) fund any rabbi trust or similar arrangement; (vii) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $75,000, other than for cause; (viii) take any action that could result in a "mass layoff", "plant closing" or similar event under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any applicable state or local law; or, (ix) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $75,000, unless such hiring is (x) in replacement of an existing employee who leaves the employ of IAB or IAB Bank following the date of this Agreement and who has an annual base compensation in excess of $75,000, (y) in the Ordinary Course and (z) for total annual compensation of less than $125,000;
(h) enter into, amend or renew any employment Contract between any IAB Entity and any Person having a salary thereunder in excess of $75,000 per year (unless such amendment is required by Law) that the IAB Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time;
(i) except as required by Law or with the consent of BCB; (i) adopt any new Employee Benefit Plan of any IAB Entity or terminate or withdraw from, or amend, any IAB Benefit Plan; (ii) make any distributions from such Employee Benefit Plans, except as required by the terms of such plans; or, (iii) fund or in any other way secure the payment of compensation or benefits under any IAB Benefit Plan;
(j) make any change in any Tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;
(k) commence any Litigation other than in the Ordinary Course, or settle, waive, release or agree or consent to the issuance of any Order in connection with any Litigation: (i) involving any Liability of any IAB Entity for money damages in excess of $50,000 or that would impose any restriction on the operations, business or Assets of any IAB Entity or the Surviving Corporation; or, (ii) arising out of or relating to the transactions contemplated hereby;
(l) (i) enter into, renew, extend, modify, amend or terminate any: (A) Contract that calls for aggregate annual payments of $50,000 or more, except in the Ordinary Course; (B) IAB Contract; (C) Contract referenced in Section 4.33 (or any other Contract with any broker or finder in connection with the Merger or any other transaction contemplated by this Agreement); or, (D) Contract, plan, arrangement or other transaction of the type described in Section 4.34 (other than, in the case of sub-clauses (A) and (B), Contracts that can be terminated on less than 30 days' notice with no prepayment penalty, liability or other obligation); (ii) make any material amendment or modification to any Contract described in clause (i), other than in the Ordinary Course; or (iii) waive, release, compromise or assign any material rights or claims under any Contract described in clause (i);

(m) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), other than to reflect changes in general market levels of interest rates;
(n) make, or commit to make, any capital expenditures in excess of $25,000 individually or $75,000 in the aggregate;
(o) except as required by Law or applicable Regulatory Authorities, make any material changes in its policies and practices with respect to: (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans; (ii) its hedging practices and policies; or, (iii) insurance policies, including materially reducing the amount of insurance coverage currently in place or failing to renew or replace any existing insurance policies;
(p) cancel or release any material indebtedness owed to any Person or any claims held by any Person, in an aggregate amount exceeding $50,000 except for: (i) sales of Loans and sales of investment securities, in each case in the Ordinary Course; or, (ii) as expressly required by the terms of any Contracts in force at the date of the Agreement;
(q) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;
(r) materially change or restructure its investment securities portfolio policy, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios, or invest in any mortgage-backed or mortgage related securities which would be considered "high-risk" securities under applicable regulatory pronouncements or change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;
(s) alter materially its interest rate or fee pricing policies with respect to depository accounts of any IAB Subsidiaries, other than to reflect changes in general market levels of interest rates, or waive any material fees with respect thereto;
(t) make, change or revoke any material Tax election, change any material method of Tax accounting, adopt or change any taxable year or period, file any amended material Tax Returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any material Tax liability of any IAB Entity, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;
(u) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code;

(v) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;
(w) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment (except where such an assessment has been conducted in the preceding twelve months) of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of hazardous material;
(x) make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by IAB), except to: (i) make new Loans not in excess of $1,000,000; (ii) make Loans or commitments for Loans that have previously been approved by IAB prior to the date of this Agreement not in excess of $1,000,000; (iii) with respect to amendments or modifications approved by IAB prior to the date hereof, amend or modify in any material respect any existing Loan rated "Special Mention" or worse by IAB (as rated by IAB or a Regulatory Authority of IAB) if the total credit exposure to the borrower or borrowers does not exceed $750,000; (iv) modify or amend any Loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by IAB, in each case if the total credit exposure to the borrower or borrowers of such loan does not exceed $750,000; or (v) BCB fails to object to such transaction set forth above no later than three Business Days after actual receipt by the officers of BCB set forth on BCB's Disclosure Memorandum, at the e-mail address for such officer so disclosed, of all information reasonably needed to assess and evaluate the origination, extension, amendment, modification, renewal or alteration of that loan, lease (credit equivalent), advance, credit enhancement or other  credit facility;
(y) notwithstanding any other provision hereof, knowingly take any action that is reasonably likely to result in any of the conditions set forth in Article 8 not being satisfied, or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or
(z) agree to take, make any commitment to take, or adopt any resolutions of IAB's board of directors in support of, any of the actions prohibited by this Section 6.2.
6.3 Covenants of BCB.
From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of IAB shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in BCB's Disclosure Memorandum, BCB covenants and agrees that it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of IAB, which consent shall not be unreasonably withheld, delayed or conditioned:
(a) amend the certificate of incorporation, bylaws or other governing instruments of BCB or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect IAB or the holders of IAB Common Stock adversely relative to other holders of BCB Common Stock;

(b) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code;
(c) take any action that could reasonably be expected to impede or materially delay: (i) the receipt of any of the Requisite Regulatory Approvals; or, (ii) the consummation of the transactions contemplated by this Agreement; or,
(d) agree to take, make any commitment to take, or adopt any resolutions of BCB's board of directors in support of, any of the actions prohibited by this Section 6.3.
6.4 Reports.
Each Party and its Subsidiaries shall file all reports, including Call Reports, required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.  If financial statements are contained in any such reports filed with the SEC and with respect to the financial statements in the Call Reports, such financial statements will fairly present the consolidated financial condition of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material) or applicable regulatory accounting principles (with respect to the financial statements contained in the Call Reports) consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes.
ARTICLE 7
 ADDITIONAL AGREEMENTS
7.1 Registration Statement; Proxy Statement; Shareholder Approval.
(a) BCB shall prepare and file with the SEC the Registration Statement (including the prospectus of BCB, and BCB and IAB shall prepare and include the proxy solicitation materials of IAB constituting a part thereof (the "Proxy Statement"), and all related documents) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of both Parties and their respective advisors and accountants.  BCB and IAB agree to cooperate, and to cause their respective Subsidiaries, Affiliates and Representatives to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement.  Each of BCB and IAB agrees to use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and IAB shall thereafter mail or deliver the Proxy Statement to its shareholders promptly following the date of effectiveness of the Registration Statement. BCB also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and IAB shall furnish all information concerning IAB and the holders of IAB Common Stock as may be reasonably requested in connection with any such action. Each of BCB and IAB agrees to furnish to the other Party all information concerning itself, its Subsidiaries, officers, directors and stockholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement or any other statement, filing, notice or application made by or on behalf of BCB, IAB or their respective Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions contemplated by this Agreement.  IAB shall have the right to review and consult with BCB with respect to any information included in the Registration Statement prior to its being filed with the SEC. BCB will advise IAB promptly after BCB receives notice thereof of the time when the Registration Statement has become effective, or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of BCB Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(b) IAB shall duly call, give notice of, establish a record date for, convene and hold a shareholders' meeting (the "Shareholders' Meeting"), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of the holders of IAB Common Stock voting upon approval of this Agreement, which approval of this Agreement requires the holders of a majority of the votes cast by all holders of IAB Common Stock entitled to vote at the Shareholders' Meeting vote to approve this Agreement (the "IAB Shareholder Approval") and such other related matters as it deems appropriate.  IAB agrees that its obligations pursuant to this Section 7.1(b) shall not be affected by the commencement, proposal, disclosure or communication to IAB of any Acquisition Proposal.  IAB shall: (i) through its board of directors recommend to its shareholders the approval of this Agreement (the "IAB Recommendation"); (ii) include such IAB Recommendation in the Proxy Statement; and, (iii) use its reasonable best efforts to obtain the IAB Shareholder Approval.  Subject to Section 7.2(b), neither the board of directors of IAB nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to BCB, the IAB Recommendation or take any action, or make any public statement, filing or release inconsistent with the IAB Recommendation (any of the foregoing being a "Change in the IAB Recommendation"). If requested by BCB, IAB shall retain and pay for a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, BCB in connection with obtaining the IAB Shareholder Approval.
(c) IAB shall adjourn or postpone the Shareholders' Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of IAB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.  IAB shall also adjourn or postpone the Shareholders' Meeting, if on the date of the Shareholders' Meeting IAB has not recorded proxies representing a sufficient number of shares necessary to obtain the IAB Shareholder Approval. Notwithstanding anything to the contrary herein, the Shareholders' Meeting shall be convened and this Agreement shall be submitted to the shareholders of IAB at the Shareholders' Meeting, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve IAB of such obligation.  IAB shall only be required to adjourn or postpone the Shareholders' Meeting three times pursuant to the second sentence of this Section 7.1(c).
7.2 Acquisition Proposals.
(a) No IAB Entity shall, and it shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person or "Group" (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; (iii) approve, agree to, accept, endorse or recommend any Acquisition Proposal; or (iv) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary or Representative of IAB shall constitute a breach of this Section 7.2 by IAB.

(b) Notwithstanding anything to the contrary in Section 7.2(a), if IAB or any of its Representatives receives an unsolicited, bona fide written Acquisition Proposal by any Person or "Group" (as such term is defined in Section 13(d) under the Exchange Act) at any time prior to the Shareholders' Meeting that did not result from or arise in connection with a breach of Section 7.2(a), if the board of directors of IAB (or any committee thereof) has (i) determined, in its good faith judgment (after consultation with IAB's financial advisors and outside legal counsel), that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take such actions would cause it to violate its fiduciary duties under applicable Law, and (ii) obtained from such Person or "Group" an executed confidentiality agreement containing terms at least as restrictive with respect to such Person or "Group" as the terms of the confidentiality agreement entered into between IAB and BCB are with respect to BCB (and such confidentiality agreement shall not provide such Person or "Group" with any exclusive right to negotiate with IAB), and IAB has (A) promptly (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, IAB has advised BCB in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person or "Group" (as such term is defined in Section 13(d) under the Exchange Act) making any such Acquisition Proposal, request or inquiry), and IAB has provided to BCB (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral, as promptly as practicable but in no event later than 24 hours following the receipt of such Acquisition Proposal, request or inquiry and (B) the board of directors of IAB has determined in good faith that such Acquisition Proposal is a Superior Proposal, then the board of directors of IAB, in connection with such Superior Proposal may make a Change in the IAB Recommendation if the board of directors of IAB has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would be a violation of the directors' fiduciary duties under applicable Law.
(c) Notwithstanding any Change in the IAB Recommendation, this Agreement shall be submitted to the shareholders of IAB at IAB's Shareholders' Meeting for the purpose of voting on the approval of this Agreement and nothing contained herein shall be deemed to relieve IAB of such obligation; provided, that if the board of directors of IAB shall have effected a Change in the IAB Recommendation, then the board of directors of IAB, in connection with the submission of this Agreement to the shareholders of IAB may submit this Agreement without recommendation (although the resolution adopting this Agreement as of the date hereof may not be rescinded), in which event the board of directors of IAB may communicate the basis for its lack of a recommendation to the shareholders of IAB in the Proxy Statement or an appropriate amendment or supplement thereto. In addition to the foregoing, IAB shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger or enter into any Acquisition Agreement with respect to any Acquisition Transaction other than the Merger.
(d) IAB and IAB Subsidiaries shall, and IAB shall direct its Representatives to: (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than BCB and its Representatives) that has made or indicated an intention to make an Acquisition Proposal; and, (iii) not waive or amend any "standstill" provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

7.3 Exchange Listing.
BCB shall use its reasonable best efforts to list, prior to the Effective Time, on Nasdaq the shares of BCB Common Stock to be issued to the holders of IAB Common Stock pursuant to the Merger, and BCB shall give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.
7.4 Consents of Regulatory Authorities.
(a) BCB and IAB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices and filings and to obtain all Permits and Consents of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and Bank Merger), and to comply with the terms and conditions of all such Permits and Consents of all such third parties and Regulatory Authorities.  BCB shall use its reasonable best efforts to resolve objections, if any, which may be asserted with respect to the Merger under any applicable Law or Order; provided, that in no event shall BCB be required to accept any new restriction or condition on the BCB Entities which is materially and unreasonably burdensome on BCB's business or on the business of IAB or IAB Bank, in each case following the Closing or which would reduce the economic benefits of the transactions contemplated by this Agreement to BCB to such a degree that BCB would not have entered into this Agreement had such condition or restriction been known to it at the date hereof (any such condition or restriction, a "Burdensome Condition"); provided, further, that BCB and IAB agree that if any IAB Regulatory Agreement would bind or apply to BCB, BCB Bank or any other BCB Entity in connection with or following the Merger or Bank Merger then the continued existence of such IAB Regulatory Agreement shall be a Burdensome Condition. Each of BCB and IAB shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the Parties hereto agrees to act reasonably and as promptly as practicable.  Each Party hereto agrees that it will consult with the other Party hereto with respect to the obtaining of all material Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other Party upon receiving any communication from a Regulatory Authority the consent or approval of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any required consent or approval from a Regulatory Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a "Regulatory Communication").  Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing paragraphs, the receiving Party shall, to the extent permitted by applicable Law: (i) promptly advise the other Party of the receipt of such Regulatory Communication; (ii) provide the other Party with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Regulatory Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof (other than portions of materials to be filed or submitted in connection therewith that contain competitively sensitive business or proprietary information filed or submitted under a claim of confidentiality); and, (iii) provide the other Party with the opportunity to participate in any meetings or substantive telephone conversations that the receiving party or its Representatives may have from time to time with any Regulatory Authority with respect to the transactions contemplated by this Agreement.

(b) Each Party agrees, upon request, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any Regulatory Authority.
7.5 Investigation and Confidentiality.
(a) IAB shall promptly notify BCB of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable Law, of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of a material claim, action, suit, proceeding or investigation involving IAB or IAB Bank.
(b) IAB shall promptly advise BCB of any fact, change, event or circumstance known to IAB: (i) that has had or is reasonably likely to have a Material Adverse Effect on IAB; or, (ii) which IAB believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(b) or the failure of any condition set forth in Section 8.2 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 to be satisfied.
(c) Prior to the Effective Time, IAB shall permit BCB to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as BCB reasonably requests, provided that such investigation shall not unreasonably interfere with normal operations of IAB or its Subsidiaries.  Neither BCB nor IAB nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would result in the loss of the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law or Order.  The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  No investigation by BCB shall affect the ability of BCB to rely on the representations, warranties, covenants and agreements of IAB.
(d) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement.  If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.
7.6 Press Releases.
IAB and BCB agree that no press release or other public disclosure or communication (including communications to employees, agents and contractors of IAB) related to this Agreement or the transactions contemplated hereby shall be issued by either Party (or its Affiliates) without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any press release or other public disclosure required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof.  The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

7.7 Tax Treatment.
(a) Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.  The Parties shall cooperate and use their reasonable best efforts in order to obtain the Tax Opinions.  The Parties adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Internal Revenue Code.
(b) Unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Internal Revenue Code, each of BCB and IAB shall report the Merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.
7.8 Employee Benefits.
(a) IAB shall cooperate and work with BCB to help BCB identify employees of IAB and its Subsidiaries to whom BCB may elect to offer employment with BCB or one of its Subsidiaries.  With respect to any employee of IAB or its Subsidiaries who receives an offer of employment from BCB, IAB shall assist BCB with its efforts to enter into an offer letter and any related documents (collectively, the "Offer Letter") with such employees, the effectiveness of which would be contingent upon the Closing.  Following the Effective Time, except as contemplated by this Agreement, BCB shall provide generally to officers and employees (as a group) who are actively employed by an IAB Entity on the Closing Date ("Covered Employees") while employed by any BCB Entity following the Closing Date employee benefits under Employee Benefit Plans, on terms and conditions which when taken as a whole are comparable to those currently provided by BCB Entities to their similarly situated officers and employees; provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any BCB Entity. Until such time as BCB shall cause the Covered Employees to participate in the applicable BCB Employee Benefit Plans, the continued participation of the Covered Employees in the IAB Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in BCB's Employee Benefit Plans may commence at different times with respect to each of BCB's Employee Benefit Plans).  For purposes of participation and vesting (but not for purposes of benefit accrual) under BCB's Employee Benefit Plans, the service of the Covered Employees prior to the Effective Time shall be treated as service with a BCB Entity participating in such employee benefit plans, to the same extent that such service was recognized by the IAB Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not: (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service; (ii) apply for purposes of any plan, program or arrangement that is grandfathered or frozen, either with respect to level of benefits or participation; or, (iii) apply for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.  Covered Employees who are employed by any BCB Entity shall retain their vacation and sick leave accrual under the IAB Benefit Plans as of the Effective Time, provided that any future accrual of benefits under leave policies shall be in accordance with the BCB Employee Benefit Plans, subject to carryover limitations applicable to such future accruals. BCB agrees to amend the BCB Employee Benefit Plans to the extent necessary to provide for the past service credits applicable to the Covered Employees referenced herein if permitted under the applicable BCB Employee Benefit Plan.

(b) Covered Employees who are employed by any BCB Entity and who become eligible to participate in any insurance policy, plan or program offered by the BCB Entities following the Effective Time shall receive full credit under such policy, plan or program for any deductibles, co-payments and out-of-pocket expenses incurred by such employees and their respective dependents under the corresponding IAB Benefit Plan during the portion of the applicable plan year prior to such participation; provided, that, BCB Entities shall not be required to take any action to the extent the BCB Entity determines that such action could make a Covered Employee (or dependent) ineligible for a benefit (for example, if credit for past contributions would make the Covered Employee ineligible for health savings account contributions).  In addition, the Covered Employees and their respective dependents shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under the corresponding IAB Benefit Plan immediately prior to the Effective Time, or to any waiting period relating to such coverage.
(c) If requested by BCB in a writing delivered to IAB following the date hereof and prior to the Closing Date, the IAB Entities shall take all necessary action (including without limitation the adoption of resolutions and plan amendments, vesting of account balances, and the delivery of any required notices) to terminate, effective immediately prior to the Effective Time, any IAB Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under Internal Revenue Code Section 401(k) (a "401(k) Plan").  IAB shall provide BCB with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of the 401(k) Plans in advance and give BCB a reasonable opportunity to comment on such documents (which comments shall be considered in good faith by IAB), and prior to the Closing Date, IAB shall provide BCB with the final documentation evidencing the termination of the 401(k) Plans.
(d) To the extent requested by BCB prior to the Closing Date, the IAB Entities shall cooperate in good faith with BCB to amend, freeze, terminate or modify any IAB Benefit Plan not covered by subsection (c) of this Section 7.8 in accordance with the terms of such plan or agreement and applicable Law, to be effective as of the Effective Time (or at such different time mutually agreed to by the parties), except that the winding up of any such plan or agreement may be completed following the Closing Date. IAB shall provide BCB with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(d), as applicable, and give BCB a reasonable opportunity to comment on such documents (which comments shall be considered in good faith by IAB), and prior to the Closing Date, IAB shall provide BCB with the final documentation evidencing that the actions contemplated herein have been effectuated.
(e) Prior to the Effective Time, IAB shall provide BCB with a true, correct and complete list of all employees whose employment terminated within the 90 days preceding the Closing Date, or whose work hours have been reduced within the six months preceding the Closing Date.  Such list will indicate the employee's name, site of employment, position or job title, starting date, employing entity, date of employment loss, termination or layoff (if applicable), and the amount of hour reduction for each calendar month during the six month period (if applicable).
(f) Without limiting the generality of Section 10.13, the provisions of this Section 7.8 are solely for the benefit of the parties to this Agreement, and no Covered Employee, current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.  In no event shall the terms of this Agreement: (i) establish, amend, or modify any IAB Benefit Plan or any "employee benefit plan" as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by BCB, IAB or any of their respective Affiliates; (ii) alter or limit the ability of BCB or any BCB Subsidiaries (including, after the Closing Date, the IAB Entities) to amend, modify or terminate any IAB Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, in accordance with the terms of such plan or agreement and applicable Law; or, (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with  BCB or any BCB Subsidiary (including, following the Closing Date, the IAB Entities), or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, IAB, BCB or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of IAB or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.

(g) IAB shall establish a retention bonus pool based on the terms set forth in Section 7.8(g) of IAB's Disclosure Memorandum. BCB and IAB shall agree on employees that shall be entitled to receive any retention bonus and shall jointly notify such employees.
(h) Employees of IAB (other than those listed in Section 7.8(g)) of IAB's Disclosure Memorandum as of the date of the Agreement who remain employed by IAB as of the Effective Time and whose employment is terminated by BCB (absent termination for cause) within the time period set forth in Section 7.8(h) of IAB's Disclosure Memorandum shall receive severance pay equal to the amounts set forth in Section 7.8(h) of IAB's Disclosure Memorandum.
7.9 Indemnification.
(a) Subject to Section 7.9(f), for a period of six years after the Effective Time, BCB shall indemnify, defend and hold harmless the present and former directors or officers of the IAB Entities (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors or officers of IAB or, at IAB's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the NJBCA and by IAB's articles of incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any BCB Entity is insured against any such matter; provided, that the foregoing shall not limit the rights to indemnification and advancement set forth in IAB's articles of incorporation and bylaws as in effect on the date hereof.  Without limiting the foregoing, in any case in which approval by BCB is required by IAB's articles of incorporation or bylaws to effectuate any indemnification, BCB shall direct, at the written election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between BCB and the Indemnified Party.
(b) BCB shall use its reasonable best efforts (and IAB shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time IAB's existing directors' and officers' liability insurance policy (provided that BCB may substitute therefor: (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous; or, (ii) with the consent of IAB given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that BCB shall not be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to IAB's directors and officers, the amount set forth in Section 7.9(b) of BCB's Disclosure Memorandum (the "Maximum Amount").  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BCB shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, BCB, or IAB in consultation with BCB, may obtain on or prior to the Effective Time, a six-year "tail" prepaid policy providing equivalent coverage to that described in this Section 7.9(b) at a premium not to exceed the Maximum Amount.  If the premium necessary to purchase such "tail" prepaid policy exceeds the Maximum Amount, BCB may purchase the most advantageous "tail" prepaid policy obtainable for a premium equal to the Maximum Amount, and in each case, BCB will have no further obligations under this Section 7.9(b) other than to maintain such "tail" prepaid policy.
(c) Any Indemnified Party wishing to claim indemnification under Section 7.9(a), upon learning of any such Liability or Litigation, shall promptly notify BCB the reof.  In the event of any such Litigation (whether arising before or after the Effective Time): (i) BCB shall have the right to assume the defense thereof and BCB shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BCB elects not to assume such defense, or independent legal counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between BCB and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BCB shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that BCB shall be obligated pursuant to this Section 7.9(c) to pay for only one firm of counsel for all Indemnified Parties; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) BCB shall not be liable for any settlement effected without its prior written consent; and provided, further, that BCB shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
(d) If BCB or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or if BCB (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of BCB shall assume the obligations set forth in this Section 7.9.
(e) The provisions of this Section 7.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and Representatives.
(f) IAB and BCB acknowledge that each Indemnified Party has certain rights to insurance provided by IAB and the Parties agree and acknowledge that the provisions of this Section 7.9 shall not change any Indemnified Party's rights to such insurance and that (1) the insurance provided by IAB is intended by the Parties to be, and shall be, the indemnitor of first resort (i.e., its obligations to each Indemnified Party (or IAB or its successors on behalf of any Indemnified Party) are primary and any obligation of BCB to advance expenses or to provide indemnification for the same Liabilities incurred by any Indemnified Party as set forth in this Section 7.9 (or otherwise) are secondary), and (2) BCB shall not be required to advance any expenses incurred by each Indemnified Party and shall not be liable for any Liabilities, in each case, until all insurance of IAB for which the Indemnified Parties are entitled to is exhausted and therefore no longer available for payment of any such Liabilities.  The amount which BCB is required to pay to any Indemnified Party shall be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in reduction of the related Liability.  If an Indemnified Party receives a payment (an "Indemnity Payment") required by this Agreement from the BCB in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnified Party shall pay to BCB an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

7.10 Operating Functions.
IAB and IAB Bank shall cooperate with BCB and BCB Bank in connection with planning for the efficient and orderly combination of the Parties and the operation of BCB Bank (including the former operations of IAB Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as BCB may decide. IAB shall take any action BCB may reasonably request prior to the Effective Time to facilitate the combination of the operations of IAB with BCB.  Each Party shall cooperate with the other Party in preparing to execute at or after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party).  Without limiting the foregoing, senior officers of IAB and BCB shall meet from time to time as IAB or BCB may reasonably request to review the financial and operational affairs of IAB and IAB Bank, and IAB shall give due consideration to BCB's input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement: (a) neither BCB nor BCB Bank shall under any circumstance be permitted to exercise control of IAB, IAB Bank or any other IAB Subsidiaries prior to the Effective Time; (b) neither IAB nor IAB Bank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws; and, (c) neither IAB nor IAB Bank shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.
7.11 Shareholder Litigation.
Each of BCB and IAB shall promptly notify each other in writing of any Litigation brought, conducted, served or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the Knowledge of BCB or IAB, as applicable, threatened against BCB, IAB or any of their respective Subsidiaries that: (a) questions or would reasonably be expected to question the validity of this Agreement, the Subsidiary Plan of Merger or the other agreements contemplated hereby or thereby or any actions taken or to be taken by BCB, IAB or their respective Subsidiaries with respect hereto or thereto; or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. IAB shall give BCB every opportunity to participate in the defense or settlement of any shareholder Litigation against IAB and/or its officers or directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without BCB's prior written consent.
7.12 Legal Conditions to Merger.
Subject in all respects to Sections 7.1 and 7.4 of this Agreement, each of BCB and IAB shall, and shall cause its Subsidiaries to, use their reasonable best efforts: (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article 8 hereof, to consummate the transactions contemplated by this Agreement; and, (b) to obtain (and to cooperate with the other Party to obtain) any Consent or Order by any Regulatory Authority and any other third party that is required to be obtained by IAB or BCB or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
7.13 Dividends.
After the date of this Agreement, each of BCB and IAB shall coordinate with the other the declaration of any dividends in respect of BCB Common Stock and IAB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of IAB Common Stock shall not receive two dividends in any quarter with respect to their shares of IAB Common Stock and any shares of BCB Common Stock any such holder receives in exchange therefor in the Merger.

7.14 Change of Method.
BCB may at any time change the method of effecting the Merger (including by providing for the merger of IAB with a wholly owned BCB Subsidiary) if and to the extent requested by BCB, and IAB agrees to enter into such amendments to this Agreement as BCB may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall: (a) alter or change the amount or kind of the Merger Consideration provided for in this Agreement; (b) adversely affect the Tax treatment of the Merger with respect to IAB's shareholders; or, (c) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.
7.15 Takeover Laws.
Neither BCB nor IAB shall take any action that would cause any Takeover Law to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of BCB and IAB shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Law now or hereafter in effect.  If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of BCB and IAB will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Law.
7.16 Closing Financial Statements.
At least eight Business Days prior to the Effective Time of the Merger, IAB shall provide BCB with IAB's consolidated financial statements presenting the financial condition of IAB and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger and IAB's consolidated results of operations, cash flows, and shareholders' equity for the period from January 1, 2017 through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the "Closing Financial Statements"); provided, that if the Effective Time of the Merger occurs on or before the 15th Business Day of the month, IAB shall have provided consolidated financial statements as of and through the second month preceding the Effective Time of the Merger.  Such financial statements shall be accompanied by a certificate of IAB's chief financial officer, dated as of the Effective Time, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of IAB in all material respects. Such financial statements shall have been prepared in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments.  Such Closing Financial Statements shall also reflect as of their date: (a) accruals for all fees and expenses directly incurred or expected to be directly incurred (whether or not doing so is in accordance with GAAP) in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Expenses"); (b) the Closing Tangible Common Equity (provided, that for purposes of determining the Closing Tangible Common Equity, the Transaction Expenses shall be excluded from such determination); (c) all fees and Liabilities paid and accrued and payable with respect to, and in connection with, the matters set forth in Section 7.16 of BCB's Disclosure Memorandum; and, (d) the asset quality metrics set forth in Section 8.2(e), and shall be accompanied by a certificate of IAB's chief financial officer, dated as of the Effective Time, to the effect that such financial statements meet the requirements of this Section 7.16 and continue to reflect accurately, as of the date of such certificate, the consolidated financial condition, results of operations, cash flows and shareholders' equity of IAB in all material respects.

7.17 Corporate Governance.
(a) Following the Effective Time, BCB shall take appropriate action so that following the Effective Time the number of directors constituting the board  of directors of BCB shall be increased by one member and an individual to be determined by the board of directors of BCB from a group of individuals selected by the board of directors of IAB in good faith and provided to BCB prior to the Effective Time (the "Additional Director"), shall be appointed as a director of BCB, subject to the policies of BCB generally applicable to the board of directors of BCB and subject to the requirements of applicable Law.  At the annual meeting of shareholders of BCB following the appointment of the Additional Director by the board of directors of BCB, BCB will nominate the Additional Director for election as a director at such annual meeting of shareholders of BCB and solicit proxies for the Additional Director in the same manner as it does for all other members of BCB's slate of directors in connection with such meeting.
(b) As promptly as practicable following the Effective Date, BCB shall establish an advisory board (the "Advisory Board") and invite those individuals who serve on the board of directors of IAB as of the Effective Date to join such Advisory Board.  The function of the Advisory Board shall be, among other things, to advise the BCB with respect to the IAB market area, deposit retention, lending activities and customer relationships, specifically with respect to the needs of the South Asian community.  The Advisory Board shall be maintained for a period ending no sooner than two years following the Effective Date.  BCB will consult with the Advisory Board as to whether the Advisory Board will be continued or discontinued after the initial term.  The BCB shall in good faith determine the compensation to be paid to each Advisory Board member in light of the number of Advisory Board meetings held, among other factors.
(c) BCB will operate IAB Bank as a separately named division of BCB Bank for a period of at least two years after the Effective Date. The name used for such division will be the "Indus-American Bank, a division of BCB Community Bank".
ARTICLE 8
 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
8.1 Conditions to Obligations of Each Party.
The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:
(a) Shareholder Approval.  The shareholders of IAB shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.
(b) Regulatory Approvals.  (i) All required regulatory approvals from the Federal Reserve, NJBD and FDIC; and, (ii) any other regulatory approvals or consents contemplated by Sections 4.2(c) and 5.3(c), the failure of which to obtain would reasonably be expected to have a Material Adverse Effect on BCB and IAB (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the "Requisite Regulatory Approvals"); provided, that no such Requisite Regulatory Approval shall impose a Burdensome Condition.

(c) Legal Proceedings.  No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement (including the Merger and the Bank Merger).
(d) Registration Statement.  The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.
(e) Exchange Listing.  The shares of BCB Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq.
(f) Tax Matters.  Each Party shall have received a written opinion of Covington & Burling LLP, in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.  In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of IAB and BCB reasonably satisfactory in form and substance to such counsel.
8.2 Conditions to Obligations of BCB.
The obligations of BCB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by BCB pursuant to Section 10.6(a):
(a) Representations and Warranties.  For purposes of this Section 8.2(a), the accuracy of the representations and warranties of IAB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations and warranties set forth in Sections 4.1, 4.3(a), 4.3(c), 4.4(a), 4.4(c), 4.9(a), 4.29, and 4.33 shall be true and correct (except for inaccuracies in Section 4.3(a) and Section 4.4(a) which are de minimis in amount).  The representations and warranties set forth in the other sub-Sections in Sections 4.3 and 4.4, and in Sections 4.2, 4.6, 4.24, 4.26, 4.27 and 4.30 shall be true and correct in all material respects.  The representations and warranties set forth in each other section in Article 4 shall be true and correct in all respects except where the failure of such representations and warranties to be true and correct, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants.  Each and all of the agreements and covenants of IAB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
(c) Certificates.  IAB shall have delivered to BCB: (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as they relate to IAB and in Sections 8.2(a) and 8.2(b) have been satisfied; and, (ii) certified copies of resolutions duly adopted by IAB's board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as BCB and its counsel shall request.
(d) FIRPTA Certificate.  IAB shall have delivered to BCB a certificate stating that IAB Common Stock is not a "United States real property interest" within the meaning of Section 897(c)(1)(A)(ii) of the of the Internal Revenue Code satisfying the requirements of §§1.897-2(h) and 1.1445-2(c)(3) of Title 26 of the Internal Revenue Code of Federal Regulations, in form and substance satisfactory to BCB.
(e) Asset Quality.  As of the last day of the month reflected in the Closing Financial Statements: (i) the calculation of IAB's Non-Performing Loans to total Loans shall not be in excess of 4.50%; (ii) the calculation of IAB's Non-Performing Assets (including "troubled debt restructured Loans") to total Assets shall not be in excess of 3.75%; (iii) the calculation of IAB's non-current Loans to total Loans shall not be in excess of 4.60%; (iv) IAB's Non-Performing Assets shall not exceed $8,000,000; (v) IAB's Classified Assets shall not increase more than 10% from the aggregate balance of Classified Assets as set forth in the IAB Financial Statements as of and for the quarter ended March 31, 2017; and, (vi) IAB's Delinquent Loans shall not increase more than 4.50% from the aggregate balance of Delinquent Loans as set forth in the IAB Financial Statements as of and for the quarter ended December 31, 2016 as set forth in the Closing Financial Statements.
(f) Regulatory Capital. In each case as reflected in the Closing Financial Statements: (i) IAB Bank shall be "well capitalized" as defined under applicable Law; and (ii) the Closing Tangible Common Equity (as determined in accordance with Section 7.16(b)) shall be no less than $17,500,000.
(g) Termination of Contracts. IAB shall have delivered to BCB evidence satisfactory to BCB in its discretion that each Contract listed in Section 8.2 of BCB's Disclosure Memorandum and Section 8.2(g) of BCB's Disclosure Memorandum has been terminated in its entirety.
(h) Third Party Consents. IAB shall have obtained and provided to BCB consents for each contract listed in Section 8.2(h) of BCB's Disclosure Memorandum.
(i) Letter Agreement. As of the Effective Time, the letter agreement set forth in Section 8.2(i) of BCB's Disclosure Memorandum has not been terminated and is in full force and effect.
8.3 Conditions to Obligations of IAB.
The obligations of IAB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by IAB pursuant to Section 10.6(b):
(a) Representations and Warranties.  For purposes of this Section 8.3(a), the accuracy of the representations and warranties of BCB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations and warranties of BCB set forth in Sections 5.4(a) and 5.4(c), Section 5.7 and Section 5.15 shall be true and correct (except for inaccuracies in Section 5.4(a) which are de minimis in amount) (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 5.1 shall be disregarded).  The representations and warranties of BCB set forth in Sections 5.4(b) and 5.13 shall be true and correct in all material respects (it being understood that, for purposes of determining the accuracy of such representations and warranties, the standard set forth in Section 5.1 shall be disregarded).  Subject to the standard set forth in Section 5.1, the representations and warranties set forth in each other section in Article 5 shall be true and correct in all respects.

(b) Performance of Agreements and Covenants.  Each and all of the agreements and covenants of BCB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
(c) Certificates.  BCB shall have delivered to IAB: (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to BCB and in Sections 8.3(a) and 8.3(b) have been satisfied; and, (ii) certified copies of resolutions duly adopted by BCB's board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as IAB and its counsel shall request.
ARTICLE 9
 TERMINATION
9.1 Termination.
Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of IAB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
(a) By mutual written agreement of BCB and IAB;
(b) By either Party in the event: (i) any Regulatory Authority has denied a Requisite Regulatory Approval and such denial has become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(i) shall have used its reasonable best efforts to contest, appeal and change such denial: (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such Law or Order: or, (iii) the shareholders of IAB fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders' Meeting where such matters were presented to such shareholders for approval and voted upon;
(c) By either Party in the event that the Merger shall not have been consummated by May 31, 2018, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);

(d) By BCB in the event that the board of directors of IAB has: (i) failed to recommend the Merger and the approval of this Agreement by the shareholders of IAB; (ii) breached the terms of Section 7.2 in any respect adverse to BCB; or, (iii) breached its obligations under Section 7.1 by failing to call, give notice of, convene and/or hold the Shareholders' Meeting in accordance with Section 7.1;
(e) By BCB in the event that any of the conditions precedent to the obligations of BCB to consummate the Merger contained in Section 8.2 cannot be satisfied or fulfilled by the date specified in Section 9.1(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of BCB's failure to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or the breach by BCB of any of its material representations or warranties contained in this Agreement);
(f) By IAB in the event that any of the conditions precedent to the obligations of IAB to consummate the Merger contained in Section 8.3 cannot be satisfied or fulfilled by the date specified in Section 9.1(c) (provided that the failure of such condition to be satisfied or fulfilled is not a result of IAB's failure to perform, in any material respect, any of its covenants or agreements contained in this Agreement or the breach by IAB of any of its material representations or warranties contained in this Agreement);
(g) By BCB, if the FDIC or NJBD has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains or would result in the imposition of a Burdensome Condition and there is no meaningful possibility that such Requisite Regulatory Approval could be revised prior to the date specified in Section 9.1(c) so as not to contain or result in a Burdensome Condition; or
(h) By BCB if the FDIC or NJBD shall have requested in writing that BCB, IAB or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval.
(i) By IAB, if the board of directors of IAB so determines by a vote of at least two-thirds of the members of the entire board of directors of IAB, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:
(i)	The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the "BCB Ratio") shall be less than 0.80; and
(ii)
(x) the BCB Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the "Index Ratio");

subject, however, to the following three sentences. If IAB elects to exercise its termination right pursuant to this Section 9.1(i), it shall give written notice to BCB (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, BCB shall have the option to increase the consideration to be received by the holders of IAB Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the BCB Ratio. If BCB so elects within such five-day period, it shall give prompt written notice to IAB of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 9.1(i) the following terms shall have the meanings indicated:
"Average Closing Price" shall mean the average of the daily closing prices for the shares of BCB Common Stock for the 20 consecutive full trading days on which such shares are actually traded on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.
"Determination Date" shall mean the 10th day prior to the Closing Date, provided that if shares of the BCB Common Stock are not actually traded on Nasdaq on such day, the Determination Date shall be the immediately preceding day to the 10th day prior to the Closing Date on which shares of BCB Common Stock actually trade on Nasdaq.
"Final Index Price" shall mean the average of the Index Prices for the 20 consecutive full trading days ending on the trading day prior to the Determination Date.
"Index Price" shall mean the closing price on such date of the Nasdaq Bank Index.
"Starting Date" shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.
"Starting Price" shall mean the closing price of a share of BCB Common Stock on Nasdaq (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.
(j) By BCB if, on the day that all the other conditions set forth in Article 8 have been satisfied or waived by the applicable party pursuant to Section 10.6 (other than those conditions which by their nature shall be satisfied or waived on the Closing Date), the Closing Tangible Common Equity is less than $17,500,000.
9.2 Effect of Termination.
In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that: (i) the provisions of this Section 9.2, Section 7.5, and Article 10, shall survive any such termination and abandonment; and, (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.
9.3 Non-Survival of Representations and Covenants.
The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3 and Sections 7.5, 7.7, 7.8 and 7.9, and Article 1, Article 2, Article 3 and Article 10.

ARTICLE 10
 MISCELLANEOUS
10.1 Definitions.
(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
"Acquisition Agreement" means a letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement.
"Acquisition Proposal" means any offer, inquiry, proposal or indication of interest (whether communicated to IAB or publicly announced to IAB's shareholders and whether binding or non-binding) by any Person (other than a BCB Entity) for an Acquisition Transaction.
"Acquisition Transaction" means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase, direct or indirect, by any Person or "Group" (other than a BCB Entity) of 20% or more in interest of the total outstanding voting securities of IAB or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or "Group" (other than a BCB Entity) beneficially owning 20% or more in interest of the total outstanding voting securities of IAB or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving IAB or any of its Subsidiaries pursuant to which the shareholders of IAB immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the consolidated Assets of IAB and its Subsidiaries, taken as a whole; or (iii) any liquidation or dissolution of IAB.
"Affiliate" of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person and "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.
"Assets" of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.
"BCB Capital Stock" means, collectively, BCB Common Stock, any preferred stock of BCB and any other class or series of capital stock of BCB.
"BCB Common Stock" means the $0.01 par value common stock of BCB.
"BCB Entities" means, collectively, BCB and all BCB Subsidiaries.
"BCB Financial Statements" means (i) the consolidated statements of condition (including related notes and schedules, if any) of BCB as of March 31, 2017, and as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the quarter and nine months ended March 31, 2017, and for each of the three fiscal years ended December 31, 2016, 2015, and 2014, as filed by BCB in SEC Documents, and (ii) the consolidated statements of condition of BCB (including related notes and schedules, if any) and related statements of operations, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 2017.

"BCB Options" means each option or other Equity Right to purchase shares of BCB Common Stock pursuant to stock options or stock appreciation rights.
"BCB Stock Plans" means the existing stock option and other stock-based compensation plans of BCB designated as follows: 2011 Stock Plan.
"BCB Subsidiaries" means the Subsidiaries of BCB, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of BCB after the date hereof and held as a Subsidiary by BCB at the Effective Time.
"BHC Act" means the Bank Holding Company Act of 1956, as amended.
"Books and Records" means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to IAB Bank or relating to its business.
"Business Day" means any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.
 "Call Reports" means IAB Bank's Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council.
"Change in Tangible Common Equity Per Share" means the quotient obtained by dividing (a) $18,500,000 minus the Closing Tangible Common Equity by (b) the Outstanding Shares Number.
"Closing Date" means the date on which the Closing occurs.
"Consent" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.
"Continuing Employees" means the employees of the IAB or an IAB Subsidiary who are offered continued employment with BCB or any of its Subsidiaries and who execute an Offer Letter and become employees of BCB or any of its Subsidiaries following the Effective Time.

"Contract" means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.
"Contractors" means each independent contractor, consultant, freelancer or other service provider.
"Default" means (i) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.
"Disclosure Memorandum" of a Party means a letter delivered by such Party to the other Party prior to execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, as an exception to one or more representations or warranties contained in Article 4 and Article 5, or to one or more of its covenants contained in this Agreement; provided, that: (a) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect; and, (b) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Party making the representation or warranty.
"Employee Benefit Plan" means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any "employee benefit plan," as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding or arrangement providing compensation or other benefits, including employment and change in control agreements, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) arrived at through collective bargaining or otherwise.
"Environmental Laws" means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

"Equity Rights" means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights or redemption rights), scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interest of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" means any entity which together with an IAB Entity would be treated as a single employer under Internal Revenue Code Section 414.
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Exhibit" means the Exhibits so marked, copies of which are attached to this Agreement.  Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.
"Federal Reserve" means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.
"GAAP" means U.S. generally accepted accounting principles, consistently applied during the periods involved.
"Hazardous Material" means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.
"IAB Common Stock" means the $0.10 par value common stock of IAB.
"IAB Entities" means, collectively, IAB and all IAB Subsidiaries.
"IAB Financial Statements" means (i) the consolidated statements of condition (including related notes and schedules, if any) of IAB as of March 31, 2017, and as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 2017, and for each of the fiscal years ended December 31, 2016, 2015, and 2014, as filed by IAB in Call Reports (and, in the case of the annual financial statements, as audited and made available to the stockholders of IAB) and (ii) the consolidated statements of financial condition of IAB and related statements of income and changes in stockholders' equity included in Call Reports filed by IAB with respect to periods ended subsequent to March 31, 2017.
"IAB Series C Preferred Stock" means the IAB Perpetual Non-Cumulative Convertible Preferred Stock, Series C, no par value.

"IAB Series D Preferred Stock" means the IAB Perpetual Non-Cumulative Convertible Preferred Stock, Series D, par value $0.10 per share.
"IAB Stock Option Plan" means the IAB [   ] Stock Option Plan.
"IAB Subsidiary" means the Subsidiaries of IAB, which shall include IAB Bank, and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of IAB after the date hereof and held as a Subsidiary by IAB at the Effective Time.
"Intellectual Property" means copyrights, patents, trademarks, service marks, service names, trade names, brand names, internet domain names, logos together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.
"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.
"Knowledge" or "knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of the chairman, president, chief financial officer, chief risk officer, chief accounting officer, chief operating officer, chief credit officer, general counsel (in the case of BCB), or any senior, executive or other vice president in charge of human resources of such Person, if any, and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.
"Law" means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.
"Liability" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
"Lien" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Liens.
"Litigation" means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, subpoena, summons, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with a Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

"Loans" means any written or oral loan, loan agreement, participation loan, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which IAB Bank or any Subsidiary of IAB Bank is party as a creditor.
"Material" or "material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.
"Material Adverse Effect" means with respect to any Party, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly; (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, liabilities or business of such Party and its Subsidiaries taken as a whole; provided, that a "Material Adverse Effect" shall not be deemed to include effects to the extent resulting from: (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements; (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry; (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States and the State of New Jersey, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry; (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets; (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party's common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder; (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees; (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or, (H) actions or omissions taken with the prior written consent of the other Party hereto or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D) and (G), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate; or, (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby.
"Nasdaq" means the Nasdaq Global Market.
"Ordinary Course" means the conduct of the business of IAB and IAB Bank in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with IAB and IAB Bank's practices and procedures prior to and as of such date.
"Operating Property" means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.
"Order" means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

"Outstanding Shares Number" means the total number of shares of IAB Common Stock outstanding on the Closing Date.
"Participation Facility" means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.
"Party" means either of IAB or BCB, and "Parties" means IAB and BCB.
"Permit" means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.
"Per Share Cash Amount" means $3.05 per share, subject to adjustment pursuant to Section 2.1(h).
"Person" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.
"Previously Disclosed" by a Party means information set forth in its Disclosure Memorandum or information set forth in its SEC Documents that were filed prior to the date hereof.
"Reference Price" means $16.14.
"Registration Statement" means the Registration Statement on Form S‑4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by BCB under the Securities Act with respect to the shares of BCB Common Stock to be issued to the shareholders of IAB pursuant to this Agreement.
"Regulatory Authorities" means, collectively, the SEC, the NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve, the Office of the Comptroller of the Currency, the FDIC, the NJBD, the IRS, the DOL, the PBGC, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.
"Representative" means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, accountant, consultant, or other representative or agent of or engaged or retained by such Person.
"SEC" means the United States Securities and Exchange Commission.

"SEC Documents" means all forms, proxy statements, registration statements, prospectuses, reports, schedules, and other documents filed, together with any amendments thereto, by BCB or any of BCB's Subsidiaries with the SEC on or after January 1, 2011.
"Securities Act" means the Securities Act of 1933, as amended.
"Securities Laws" means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.
"Subsidiaries" means all those corporations, associations, or other business entities of which the entity in question either: (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity); (ii) in the case of partnerships, serves as a general partner; (iii) in the case of a limited liability company, serves as a managing member; or, (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.
"Superior Proposal" means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of IAB determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) to be more favorable, from a financial point of view, to IAB's shareholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by BCB), taking into account all relevant factors (including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by BCB in response to such Acquisition Proposal)); provided, that for purposes of the definition of "Superior Proposal," the references to "20%" and "80%" in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to "100%".
 "Surviving Corporation" means BCB as the surviving corporation resulting from the Merger.
"Tax" or "Taxes" means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.
"Tax Return" means any report, return, information return, or other document required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

10.2 Referenced Pages.
The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

2010 Health Care Law	22
401(k) Plan	46
Additional Director	51
Advisory Board	51
Agreement	1
ALLL	28
Average Closing Price	56
Bank Merger	2
BCB	1
BCB Bank	2
BCB Certificates	9
BCB Ratio	55
BCB SEC Reports	31
BCB Series E Preferred Stock	3
BCB Series F Preferred Stock	4
Burdensome Condition	43
Canceled Shares	3
Cash Consideration	3
Cash Election	3
Cash Election Shares	3
Cash Value	5
Certificate	4
Change in the IAB Recommendation	41
Chosen Courts	69
Closing	1
Closing Financial Statements	50
Closing Tangible Common Equity	4
Covered Employees	45
CRA	18
Derivative Transaction	25
Determination Date	56
DOL	21
Effective Time	2
Election	7
Election Deadline	8
Exchange Agent	7, 9
Exchange Agent Agreement	7
Exchange Fund	9
Exchange Ratio	3
FDIA	14
FDIC	14
Final Index Price	56
Form of Election	7
Holder	7
IAB	1
IAB Bank	2

IAB Bank Common Stock	13
IAB Benefit Plans	21
IAB Contracts	24
IAB Recommendation	41
IAB Regulatory Agreement	24
IAB Shareholder Approval	41
IAB Stock Option	7
Indemnified Party	47
Indemnity Payment	48
Index Price	56
Index Ratio	55
IRS	21
Mailing Date	8
Maximum Amount	47
Merger	1
Merger Consideration	3
Money Laundering Laws	19
NJBCA	1
NJDB	11
Non-Electing Shares	3
Offer Letter	45
PBGC	21
Permitted Liens	16
Pool	27
Proxy Statement	40
Reallocated Cash Shares	5
Reallocated Stock Shares	5
Regulatory Communication	43
Requisite Regulatory Approvals	51
Sanctioned Countries	29
Sanctions	29
Sarbanes-Oxley Act	18
Shareholders' Meeting	41
Starting Date	56
Starting Price	56
Stock Consideration	3
Stock Election	3
Stock Election Shares	3
Subsidiary Plan of Merger	2
Systems	17
Takeover Laws	26
Tax Opinion	52
Termination Fee	67
Transaction Expenses	50

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."  The words "hereby," "herein," "hereof," "hereunder" and similar terms refer to this Agreement as a whole and not to any specific Section.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. Any capitalized terms used in any schedule or Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement.  All references to "dollars" or "$" in this Agreement are to United States dollars.  All references to "the transactions contemplated by this Agreement" (or similar phrases) include the transactions provided for in this Agreement, including the Merger and the Bank Merger.  Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein.  The term "made available" means any document or other information that was (a) provided by one Party or its representatives to the other Party and its representatives at least two Business Days prior to the date hereof, (b) included in the virtual data room (on a continuation basis without subsequent modification) of a Party at least two Business Days prior to the date hereof or (c) filed by a Party with the SEC and publicly available on EDGAR at least two Business days prior to the date hereof.
10.3 Expenses.
(a) Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.
(b) Notwithstanding the foregoing, if:
(i)
Either IAB or BCB terminates this Agreement pursuant to Section 9.1(b) or 9.1(c), and at the time of such termination, any Person has made and not withdrawn an Acquisition Proposal or has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and within 12 months of such termination IAB shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated; or

(ii)	BCB shall terminate this Agreement pursuant to Section 9.1(d), then IAB shall pay to BCB an amount equal to $800,000 (the "Termination Fee").  The payment of the Termination Fee by IAB pursuant to this Section 10.3(b) constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of BCB in the event of termination of this Agreement pursuant to Section 9.1(b) or 9.1(c).  If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction.  If the Termination Fee shall be payable pursuant to subsection (ii) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds within two Business Days from the date of termination of this Agreement.
(c) The Parties acknowledge that the agreements contained in paragraph (b) of this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if IAB fails to pay any fee payable by it pursuant to this Section 10.3 when due, then IAB shall pay to BCB its costs and expenses (including attorneys' fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

10.4 Entire Agreement; Third Party Beneficiaries.
Except as otherwise expressly provided herein, this Agreement (including the Disclosure Memorandum of each of IAB and BCB, the exhibits, the schedules, and the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.  Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 7.9. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance herewith without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto.  Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.
10.5 Amendments.
To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after IAB Shareholder Approval of this Agreement has been obtained; provided, that after obtaining IAB Shareholder Approval, there shall be made no amendment that requires further approval by such IAB shareholders unless such further approval of such shareholders is obtained.
10.6 Waivers.
(a) Prior to or at the Effective Time, BCB, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by IAB, to waive or extend the time for the compliance or fulfillment by IAB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of BCB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of BCB.
(b) Prior to or at the Effective Time, IAB, acting through its board of directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by BCB, to waive or extend the time for the compliance or fulfillment by BCB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of IAB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law.  No such waiver shall be effective unless in writing signed by a duly authorized officer of IAB.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement.  No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
10.7 Assignment.
Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
10.8 Notices.
All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

BCB:	BCB Bancorp, Inc.
104-110 Avenue C
Bayonne, NJ 07002
Email: jbrogan@bankwithbcb.com
Attention: John Brogan

Copy to Counsel:	Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, DC 20001
Facsimile Number: (202) 778-5988
Attention: Christopher DeCresce
Email: cdecresce@cov.com
Michael P. Reed
Email: mreed@cov.com

IAB:	IA Bancorp, Inc.
1630 Oak Tree Road
Edison, NJ 08820

Copy to Counsel:	Windels Marx Lane and Mittendorf, LLP
120 Albany Street Plaza
New Brunswick, NJ 08901
Facsimile Number: (732) 846-8877
Attention: Robert Schwartz

10.9 Governing Law; Jurisdiction; Waiver of Jury Trial.
(a) The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of New Jersey without regard to the conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.
(b) Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of New Jersey (the "Chosen Courts"), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.
10.10 Counterparts; Signatures.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Executed signature pages to this Agreement may be delivered by facsimile transmission or by e-mail delivery of a "pdf" format data file and such signature pages will be deemed as sufficient as if actual signature pages had been delivered.
10.11 Captions; Articles and Sections.
The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.  Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12 Interpretations.
Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise.  No Party to this Agreement shall be considered the draftsman.  The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties hereto.
10.13 Enforcement of Agreement.
The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement.  It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties waives any defense in any action for specific performance that a remedy at law would be an adequate remedy.
10.14 Severability.
Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
10.15 Disclosure.
Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement in any schedule or exhibit attached hereto or in any Disclosure Memorandum shall apply only to, or only qualify, the indicated Section of this Agreement, except to the extent that (a) any other Section of this Agreement specifically referenced or cross-referenced in such disclosure or (b) the relevance of such item to another Section of this Agreement is reasonably apparent on the face of such disclosure (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other Sections of this Agreement.
10.16 Delivery by Facsimile or Electronic Transmission.
This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a ".pdf" format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a ".pdf" format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a ".pdf" format data file as a defense to the formation of a contract and each Party hereto forever waives any such defense.

[Signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

BCB BANCORP, INC.
By:	/s/ Thomas Coughlin
Name: Thomas Coughlin
Title: President and Chief Executive Officer

IA BANCORP, INC.
By:	/s/ James Atieh
Name: James Atieh
Title: President and Chief Executive Officers

EXHIBIT A
Subsidiary Plan of Merger

EXHIBIT B
Form of Voting Agreement

EXHIBIT C
Terms of BCB Series E Noncumulative Perpetual Preferred Stock and
BCB Series F Noncumulative Perpetual Preferred Stock